Exhibit 2.2

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND AMONG

SUSSER PETROLEUM PROPERTY COMPANY LLC,

SUSSER PETROLEUM PARTNERS LP,

and

HENGER BV INC.

SEPTEMBER 25, 2014

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5.8	Conduct of Parties Prior to the Closing	49
5.9	Replacement of Letters of Credit	50

ARTICLE VI PROPERTY AND ENVIRONMENTAL MATTERS		50

6.1	Buyer Property Inspections	50
6.2	Scheduling of Environmental Conditions	53
6.3	Buyer Environmental Investigations	53
6.4	Environmental Responsibility after Closing	55
6.5	Seller’s Right to Remove Properties from Agreement	57
6.6	Buyer’s Notice and Disclosure Responsibility	58
6.7	Entry Onto Property	58
6.8	Post-Closing Access to Properties	59
6.9	Future Use of the Properties	60
6.10	Subsequent Transfers	60
6.11	Seller’s Corrective Action Equipment	60
6.12	Buyer Modifications to Properties	61
6.13	Environmental Escrow Account Withdrawals; Acquired Station Insurance Proceeds	61
6.14	Indemnification	62
6.15	Assignment of Rights	63
6.16	Lease Consents	63
6.17	Legal Real Estate Due Diligence	63

ARTICLE VII CONDITIONS PRECEDENT TO CLOSING		64

7.1	Conditions to Obligations of Buyer	64
7.2	Conditions to Obligations of Seller	65

ARTICLE VIII INDEMNIFICATION		65

8.1	Indemnification by Seller	65
8.2	Indemnification by Buyer	66
8.3	Claims for Indemnification	67
8.4	Survival	69
8.5	Limitations	69

ARTICLE IX TERMINATION		72

9.1	Termination of Agreement	72
9.2	Effect of Termination	73

ARTICLE X TAX MATTERS		74

10.1	Preparation and Filing of Tax Returns; Payment of Taxes	74
10.2	Refunds	74
10.3	Allocation of Taxes	74
10.4	Cooperation on Tax Matters; Tax Audits	75

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10.5	Post-Closing Tax Actions	75

ARTICLE XI MISCELLANEOUS		76

11.1	Press Releases and Announcements	76
11.2	No Third Party Beneficiaries	76
11.3	Action to be Taken by Affiliates	76
11.4	Entire Agreement	76
11.5	Succession and Assignment	76
11.6	Counterparts and Signature	76
11.7	Headings	77
11.8	Notices	77
11.9	Governing Law; Dispute Resolution; Consent to Jurisdiction	78
11.10	Enforcement	80
11.11	Amendments and Waivers	80
11.12	Severability	80
11.13	As Is Where Is; Release	80
11.14	Expenses	82
11.15	Construction	82
11.16	Waiver of Jury Trial	83
11.17	Incorporation of Exhibits and Schedules	83
11.18	Parent Guarantee	83

OTHER SCHEDULES

Schedule 1.1(a)	–	Target Working Capital Adjustment Schedule
Schedule 2.5(a)	–	Accounting Principles
Schedule 2.9	–	Fuel Gross Profit
Schedule 3.1.7	–	Company Debt
Schedule 5.9	–	Letters of Credit
Schedule 6.5(b)	–	Purchase Price Contribution Schedule

iii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into as of September 25, 2014 (the “Effective Date”) by and among SUSSER PETROLEUM PROPERTY COMPANY LLC, a Delaware limited liability company (“Buyer”), SUSSER PETROLEUM PARTNERS LP, a Delaware limited partnership (“Parent”), and HENGER BV INC., a private company organized under the laws of the British Virgin Islands (“Seller”). Buyer and Seller are referred to collectively as the “Parties” and individually as a “Party.”

INTRODUCTION

A.            Seller is the beneficial and record owner of all of the issued and outstanding shares of capital stock (the “Shares”) of Aloha Petroleum, Ltd., a Hawaii corporation (the “Company”).

B.            Buyer desires to purchase from Seller and Seller desires to sell to Buyer all of the Shares upon the terms and subject to the conditions set forth in this Agreement.

C.            Buyer is a wholly-owned subsidiary of Parent, and Parent wishes to guarantee the obligations of Buyer hereunder.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1          Certain Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Accounting Principles” has the meaning set forth in Section 2.5(a).

“Action” means any action, suit or proceeding, claim, arbitration or investigation, including third party claims and indemnification matters.

“Adjustment Amount” has the meaning set forth in Section 2.5(j)(i).

“Affiliate” has the meaning assigned to it in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

“Agreed Amount” has the meaning set forth in Section 8.3(b).

“Agreement” has the meaning set forth in the Preliminary Statement.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Acquired Business” means the assets acquired by the Company pursuant to the terms of the Station Acquisition Agreements.

“Acquired Station Phase II Report” mean each Phase II environmental report prepared in connection with the transactions contemplated by the Station Acquisition Agreements.

“Acquired Station Property” means any Property acquired by the Company in connection with the consummation of the Station Acquisition.

“Balance Sheet Date” means the date of the Most Recent Balance Sheet.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. § 101 et seq.

“Benefit Plan” means any: (i) “employee benefit plan” as defined in ERISA Section 3(3); (ii) health, welfare, retirement or fringe benefit plan or program; (iii) severance, employment, change-in-control, cash or equity incentive, deferred compensation, plan, program or agreement; or (iv) all other bonus, life insurance, or other employee benefit plans, programs, practices, and arrangements.

“Business” means the business conducted by the Company, as of the Effective Date.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Honolulu, Hawaii are permitted or required by law, executive order or governmental decree to remain closed.

“Buyer” has the meaning set forth in the Preliminary Statement.

“Buyer 401(k) Plan” has the meaning set forth in Section 5.6(f).

“Buyer Cure Period” has the meaning set forth in Section 9.1(c).

“Buyer Environmental Consultant” has the meaning set forth in Section 6.3.1(a).

“Buyer Environmental Investigation(s)” means any Phase II testing, including drilling, sampling, testing, monitoring, assessment, evaluation or other activities conducted by or on behalf of Buyer to evaluate the presence of a Hazardous Substance, including, without limitation, Fuel (and any breakdown or degradation product of Fuel), in the soil, soil vapor or groundwater.

“Buyer Environmental Investigation Report” has the meaning specified in Section 6.3.1(b).

“Buyer Indemnified Party” or “Buyer Indemnified Parties” have the meaning set forth in Section 8.1.

“Buyer Inspections” means any inspection conducted by Buyer pursuant to Section 6.1.

“Buyer Material Adverse Effect” means any change, effect or circumstance that (i) results in a material adverse effect on the assets, business, financial condition or results of operations of Buyer, taken as a whole, or (ii) prevents, or materially impairs or delays, the ability of Buyer to consummate the transactions contemplated by this Agreement.

“Buyer Plans” means any Benefit Plans maintained by Buyer and its Affiliates after the Closing Date for the benefit of Employees.

“Buyer-Related Parties” means Buyer and its Subsidiaries (including, after the Closing, the Company) and Affiliates and their respective owners, officers, directors, employees, agents, divisions, contractors, invitees, servants, representatives, successors and assigns.

“Buyer’s Representatives” means Buyer and each of its agents, employees, contractors and subcontractors, including the Property Inspectors and the Tank Tester.

“Buyer Specified Liability” has the meaning specified in Section 8.1(d).

“Calculation Periods” means each of the calendar years ending on 2015, 2016, 2017, 2018, 2019, 2020, 2021 and 2022, respectively.

“Calculation Moment” means 11:59 p.m. local time at the principal place of business of the Company on the date immediately preceding the Closing Date.

“Capital Expenditure Forecast” has the meaning set forth in Section 3.1.6(d).

“Cash” means cash, cash equivalents, marketable securities and short-term investments, including Store Cash.

“Change in Control” means any transaction or series of related transactions pursuant to which any Person or group of Persons (other than an Affiliate) acquires (i) equity securities of the Company possessing the voting power to elect a majority of the board of directors of the Company, whether by merger, consolidation or sale or transfer of the Company’s equity securities, or (ii) assets of the Company which account for at least 50% of the fuel gross profit generated by the Company in the twelve-month period prior to the consummation of such acquisition.

“Claimed Amount” has the meaning set forth in Section 8.3(b).

“Claim Notice” has the meaning set forth in Section 8.3(b).

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Cash” means the Cash of the Company as of the Calculation Moment, net of any outstanding checks or drafts that have not cleared and including any deposits in transit that have not cleared as of the Calculation Moment; provided that “Closing Cash” (i) shall not include any Cash that was previously dividended or distributed pursuant to Section 2.3 of this Agreement and (ii) will only include aggregate Store Cash in excess of $45,000.

“Closing Date” has the meaning set forth in Section 2.4(a).

“Closing Date Payment” has the meaning set forth in Section 2.2.

“Closing Debt” means the Debt of the Company as of the Calculation Moment.

“Closing Working Capital” means the Working Capital of the Company as of the Calculation Moment, calculated (i) by employing the same methods, practices, treatments, principles and procedures as used in determining Target Working Capital, which are set forth on Schedule 2.5(a) hereto and (ii) in accordance with, and subject to, the terms of Section 2.5(c).

“Closing Statement” has the meaning set forth in Section 2.5(c).

“Closure Letter” means a written determination, such as a “no further action letter” or similar evidence of approval or concurrence from a Responsible Government Agency issued pursuant to HRS § 128D-39 or other provision of Environmental Law to resolve a Corrective Action, including standard reopener provisions.

“COBRA” has the meaning set forth in Section 3.1.14(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Introduction.

“Company 401(k) Plan” has the meaning set forth in Section 5.6(f).

“Company Benefit Plan” means each Benefit Plan that is sponsored or maintained by the Company for the benefit of at least one of the Company’s current or former directors, Employees and/or independent contractors.

“Company Division” has the meaning set forth in Section 2.9.8(a).

“Company Earn-out Property” means each retail asset of the Company that generated fuel volumes as of the Closing Date, including the Acquired Station Properties and third-party operated stations (such assets collectively, the “Company Earn-out Properties”).

“Company Material Adverse Effect” means any change, effect or circumstance that: (a) is materially adverse to the business, financial condition or results of operations of Company, taken as a whole; or (b) materially impairs the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that a “Company Material Adverse Effect” shall not include any adverse change, effect or circumstance directly or indirectly resulting from or arising out of: (i) actions taken by the Parties in connection with this Agreement or at the request or with the consent of any Party, or the failure to take any action prohibited by this Agreement; (ii) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby, the consummation of the transactions contemplated by this Agreement or any public communications by any Party regarding this Agreement or the transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors or employees and the identity of the Buyer and its Affiliates; (iii) changes in the Company’s industry or in markets generally and not specifically relating to the Company; (iv) changes in economic conditions or financial markets in any country or region or globally, including changes in interest or exchange rates and changes in currency and credit markets; (v) changes in general legal, tax, regulatory, political or business conditions in any country or region; (vi) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (vii) any failure by the Company to meet any projections, guidance, estimates, forecasts or milestones for or during any period ending on or after the date hereof; (viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in any country or region; or (ix) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in accounting standards (or the interpretation thereof).

“Confidentiality Agreement” has the meaning set forth in Section 11.4.

“Corrective Action” means any investigation, analysis, study, evaluation, monitoring, testing, assessment, correction or remediation necessary to address a Release.

“Corrective Action Cost Estimate” has the meaning set forth in Section 6.5(a).

“Corrective Action Equipment” means groundwater monitoring or extraction wells, vapor or groundwater extraction equipment, air sparge equipment or other things used to perform Corrective Action located on or about the Properties.

“Damages” has the meaning set forth in Section 8.1.

“Data Room” means the Merrill DataSite to which information concerning the Company was posted with respect to this transaction.

“Debt” means, without duplication, the sum of (a) all obligations for borrowed money or in respect of leases that have been recorded as capital leases in accordance with GAAP (excluding, for the avoidance of doubt, automobile and office equipment leases), (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) any amounts due and owing as of the time of determination pursuant to commitments or obligations by which a company assures a creditor against a loss, (d) any reimbursement obligations under drawn letters of credit, and (e) any interest owed with respect to the indebtedness referred to above and prepayment premiums or fees related thereto.  For the avoidance of doubt, Debt shall not include any guarantees, letters of credit, performance bonds, sureties and/or similar obligations of any kind or nature issued by or on behalf of the Company in connection with any customer contracts, proposals or otherwise.

“Defective Condition” means any defective condition or non-compliance issue that is inconsistent with the assumption set forth in Section 6.1(a), other than with respect to UST Systems, Dispensers and ancillary components thereof.

“Deficit Amount” has the meaning set forth in Section 2.5(j)(ii).

“Designated Contracts” has the meaning set forth in Section 3.1.12(b).

“Designated Intellectual Property” means all patents, patent applications, trademarks, service marks, trade dress, logos, trade names, corporate names, trademark applications, together with all translations, adaptations, derivations, and combinations thereof, all computer software, copyrightable works, all copyrights, including applications, registrations, and renewals in connection therewith, and all other proprietary rights that are material to the Business.

“Determination Date” has the meaning set forth in Section 2.5(i).

“Disclosure Schedule” has the meaning set forth in ARTICLE III.

“Dispenser” means an above ground device that is used for the delivery of Fuel from a UST to a customer and includes all components thereof, including, without limitation, all unburied and visible metering and delivery devices, fabricated assemblies located therein, hoses and nozzles.

“Disputes” means all controversies, claims or disputes between or among any of them arising out of this Agreement, including all contractual, tortuous, common law, statutory, legal or equitable claims or any other claims or disputes concerning the terms, the meaning of the terms’ implementation and/or the provisions of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.5(d).

“Earn-out Calculation” has the meaning set forth in Section 2.9.1(a).

“Earn-out Calculation Delivery Date” has the meaning set forth in Section 2.9.1(a).

“Earn-out Calculation Objection Notice” has the meaning set forth in Section 2.9.1(b).

“Earn-out Calculation Statement” has the meaning set forth in Section 2.9.1(a).

“Earn-out Payment” has the meaning set forth in Section 2.9.

“Earn-out Period” means the period beginning on Closing Date and ending on December 31, 2022.

“Effective Date” has the meaning set forth in the Preliminary Statement.

“Employees” means all employees of the Company immediately prior to the Closing.

“Engineering and Institutional Controls” means those restrictions and requirements imposed or permitted by any Responsible Government Agency with respect to activities on and/or the use of real property, including, without limitation, easements, paving caps, vapor barriers, engineered barriers, groundwater restrictions, activity and use limitations or restrictions pursuant to applicable Environmental Laws, environmental land use controls, restrictive covenants, well drilling prohibitions, zoning restrictions, special building permit requirements, deed notices, and registration of sites containing Hazardous Substances.

“Enforceability Exceptions” has the meaning set forth in Section 3.1.3.

“Enterprise Value” means an aggregate amount equal to (i) the Initial Enterprise Value, minus (ii) the aggregate amount credited to Buyer for Excluded Properties (as determined in accordance with Schedule 6.5(b)).

“Environmental Arbiter” means a qualified third-party environmental consultant with experience working on legal disputes relating to responsibility for Releases and Corrective Action as further described in Section 6.3.2.

“Environmental Action Cost Estimate” has the meaning set forth in Section 6.5(a).

“Environmental Claim” means any litigation, written notice of violation, administrative enforcement order or third party written claim asserting Environmental Liability.

“Environmental Condition” means the presence, release or threatened release of a Hazardous Substance in excess of or violation of Environmental Laws on, at or migrating from any of the Properties.

“Environmental Escrow Account” has the meaning set forth in Section 2.4(b)(vii) the disbursements from which shall be as described in Section 6.13 and governed by the terms of the Escrow Agreement.

“Environmental Escrow Amount” has the meaning set forth in Section 2.4(b)(vii).

“Environmental Laws” means any and all federal, state, or local laws, common law, statutes, ordinances, rules, decrees, orders, or regulations protecting  human health or safety and the environment and relating to  Hazardous Substances or waste, toxic substances, pollutants, or words of similar import, including, but not limited to, the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq., Chapters 128D, 174C, 342J, 342L and 342D of HRS and any amendments to the foregoing.

“Environmental Liabilities” means any and all obligations, responsibilities, claims and liabilities with respect to Corrective Action (whether under Environmental Law or otherwise) or with respect to Seller’s or Buyer’s or any Buyer-Related Party’s compliance with Environmental Laws at the Properties.

“Environmental Permits” means any material permits, licenses or authorizations required under Environmental Laws for the ownership or operation of UST Systems and ancillary equipment relating thereto or for the performance of Corrective Action.

“Environmental Reports” means the following documents within Seller’s possession or available from a Responsible Government Agency (a) reports relating to removal of USTs at a Property; (b) documents regarding Releases or Corrective Action at a Property, including any environmental site assessments and writings submitted by the Company to or received from a Responsible Government Agency regarding a Release or Corrective Action; and (c) copies of all other material environmental reports, investigations and studies for any of the Real Property and the Acquired Station Property, in the Seller’s possession or control, including, without limitation, any Acquired Station Phase II Report, that would be material to an understanding of existing Environmental Liabilities and Corrective Action obligations of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Effective Date” has the meaning set forth in Section 5.6(f).

“Escrow Agent” means Title Guaranty.

“Escrow Agreement” means that certain Escrow Agreement, substantially in the form attached as Exhibit A hereto, to be dated as of the Closing Date, by and among Buyer, Seller and the Escrow Agent.

“Escrow Amount” means the aggregate amount of the Purchase Price to be delivered to the Escrow Agent for deposit into the General Escrow Account and the Environmental Escrow Account pursuant to the terms of Section 2.4(b)(vi).

“Estimated Closing Cash” has the meaning set forth in Section 2.5(b).

“Estimated Closing Debt” has the meaning set forth in Section 2.5(b).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.5(b).

“Estimated Statement” has the meaning set forth in Section 2.5(b).

“Estimated Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) Estimated Closing Working Capital, minus (ii) Target Working Capital.

“Excluded Property” means any Real Property designated by Seller or Buyer as an excluded property, which Real Property shall be transferred to a Transferee prior to Closing, as determined prior to the Closing pursuant to Section 6.5.

“Existing Plans” has the meaning set forth in Section 5.6(a).

“Federal Trade Commission” means the United States Federal Trade Commission.

“Final Closing Cash” has the meaning set forth in Section 2.5(d).

“Final Closing Debt” has the meaning set forth in Section 2.5(d).

“Final Closing Statement” has the meaning set forth in Section 2.5(d).

“Final Closing Working Capital” has the meaning set forth in Section 2.5(d).

“Final Report Date” means the latest to occur of (i) the receipt by Seller of the Inspection Report, (ii) the receipt by Seller of the Tank Integrity Test Report and (iii) the receipt by Seller of all Buyer Environmental Investigation Reports.

“Financial Statements” has the meaning set forth in Section 3.1.5.

“Fuel” means all types of motor fuel, including, without limitation, gasoline, diesel, biodiesel, any other petroleum-based product or alternative fuel.

“Fuel Gross Profit” means, for any Calculation Period, the sum of (a) the gross profit from sales of refined petroleum products of the Company in the channels of business consisting of Company operations, card locks, operators and resellers, commercial bulk, direct fueling, HVR, AAFES (or any division of the US military set forth on Section 1.1(c) of the Disclosure Schedule) and jobbers (net of operator compensation, customer rebates, sales discounts, transportation and terminalling costs); (b) terminal income from third parties and Company use as well as terminal gains and losses including those on fuel exchanges, vapor recapture and other terminal gains and losses; and (c) RINS income, adjusted for any increase or decrease in the number of RINS in inventory at the end of the Calculation Period compared to the number of RINS in inventory at the beginning of the Calculation Period, which shall be marked to market at the rate quoted by OPIS for such RINS for purposes of calculating the Fuel Gross Profit, in each case, calculated by employing the methods, practices, treatments, principles and procedures set forth on Schedule 2.9 hereto.  Fuel Gross Profit shall include a deduction for actual transportation costs during the Calculation Period and shall include any fuel sales and costs of fuel sales attributable to any of the following: (i) all wholesale volumes; provided that volumes attributable to any wholesale account acquired by the Company following the Closing Date will be included only to the extent necessary to offset any volumes lost as a result of the loss of any wholesale account held by the Company as of the Closing Date; provided further that all accounts with any division of the US military set forth on Section 1.1(c) of the Disclosure Schedule shall be treated as an existing account of the Company as of the Closing Date; (ii) all terminal volumes and fees derived from all terminal accounts; provided that volumes and fees attributable to any terminal acquired following the Closing Date shall be included only with respect to terminal accounts held by the Company as of the Closing Date, and (iii) each of the Company Earn-out Properties.  For the avoidance of doubt, if, during the Earn-Out Period, Buyer or any of its Affiliates (including the Company), (A) acquires an existing station or builds a new station, and the existence of such station (or Buyer’s (or its applicable Affiliate’s) ownership thereof) could reasonably be assumed to have impacted the volume of fuel sales at any Company Earn-out Property, then, for purposes of calculating the Fuel Gross Profit, the volume of fuel sales attributable to such impacted Company Earn-out Property shall be the greater of (x) the actual volume of fuel sales at such Company Earn-out Property during the applicable Calculation Period and (y) the 2012 volume of fuel sales attributable to such Company Earn-out Property, as set forth on Schedule 2.9, or (B) acquires any station to which the Company provided fuel on a wholesale basis as of the Closing Date, then Fuel Gross Profit shall be calculated to include the product of (x) the total volume of all sales at such station during the applicable Calculation Period, multiplied by (y) the 2012 wholesale fuel margin for such station, as set forth on Schedule 2.9.

“Fundamental Representations” has the meaning set forth in Section 8.4(a).

“GAAP” means United States generally accepted accounting principles.

“General Escrow Account” has the meaning set forth in Section 2.4(b)(vi).

“General Escrow Amount” means an amount equal to five percent (5%) of the Initial Enterprise Value.

“Governmental Entity” means any court, administrative agency or commission or other governmental or regulatory authority or agency.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substance” means any material, waste, substance, chemical or contaminant that is considered hazardous or toxic or a pollutant, including, without limitation, at any given time: (a) any type of Fuel, crude oil, petroleum or petroleum distillate, or fraction or by-product thereof; (b) those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” “solid waste,” “pollutants,” “hazardous chemicals,” “toxic chemicals,” or “hazardous waste.”

“HRS” means the Hawaii Revised Statutes.

“Increase Amount” has the meaning set forth in Section 2.5(j)(ii).

“Indemnified Officer” and “Indemnified Officers” have the meanings set forth in Section 5.4(a).

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Information” means, collectively, all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information.

“Initial Enterprise Value” means an aggregate amount equal to Two Hundred Forty Million and 00/100 Dollars ($240,000,000).

“Inspection Period” means the period commencing on the Effective Date and ending ninety (90) days thereafter.

“Inspection Report” has the meaning set forth in Section 6.1(a).

“Interest Rate” means the prime rate of interest in effect at such time (as published in the Wall Street Journal) plus 500 basis points for each of the days in the applicable period.

“Known Environmental Condition” means an Environmental Condition, of which Seller or the Company had knowledge on or before the Closing Date, and which was caused by operation of or occurred or existed on any of the Properties prior to the Closing Date.

“Lease Consents” has the meaning set forth in Section 2.4(b)(x).

“Leased Real Property” means all real property leased or subleased to the Company.

“Leases” means the leases or subleases described on Section 3.1.10(b) of the Disclosure Schedule.

“Most Recent Balance Sheet” has the meaning set forth in Section 3.1.5.

“Neutral Accountant” means BDO Seidman, or such other independent accounting firm of recognized national standing as may be mutually selected by Seller and Buyer.

“No Further Action Status” or “NFA Status” means either: (a) a Closure Letter has obtained for a Corrective Action or (b) when all necessary or appropriate Corrective Action has been completed under applicable Environmental Laws and the Responsible Government Agency has delayed or refused to provide such a Closure Letter within a period of three (3) years after completion of Corrective Action, but only when such completion has been confirmed by a written report obtained from the Environmental Arbiter (the cost of which will be paid by Seller).

“Obligations” has the meaning set forth in Section 11.18.

“Office of the Hawaii Attorney General” means the Attorney General of the State of Hawaii.

“Ongoing Corrective Action” means any Corrective Action being performed at a Property as of the Closing Date.

“Ongoing Corrective Action Cost Estimate” has the meaning set forth in Section 6.4.1(a)(i).

“Option” means any option, warrant, call, convertible or exchangeable security, subscription, preemptive right, agreement or other commitment.

“Option (1)” has the meaning set forth in Section 6.1(c).

“Option (2)” has the meaning set forth in Section 6.1(c).

“Option (3)” has the meaning set forth in Section 6.1(c).

“Outside Date” means the date that is two hundred forty (240) days following the Effective Date.

“Owned Real Property” means all real property owned by the Company as of the date hereof.

“Parent” has the meaning set forth in the Preliminary Statement.

“Party” or “Parties” has the meaning set forth in the Preliminary Statement.

“Permit” or “Permits” means any permits, licenses, franchises or authorizations from any Governmental Entity.

“Permitted Security Interest” means (i) all statutory or other liens or hypothecations for current Taxes or assessments which are not yet due and payable (or Taxes the validity of which are being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP); (ii) all cashiers’, landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and construction liens and other similar liens imposed by law and incurred in the ordinary course of business that are being contested in good faith, (iii) all pledges or deposits in connection with workers compensation, health insurance, unemployment insurance and other social security legislation, (iv) Security Interests that will be released and discharged at or prior to the Closing, (v) any Security Interests that are (a) specifically identified in the public record or (b) identified in and insured by the title policies, preliminary title reports or other similar documents made available by the Seller to Buyer; (vi) Security Interests security rental payments under capital lease agreements, and (vii) any other Security Interests that, in the aggregate, secure obligations in an amount not to exceed $100,000.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company or entity of any other kind.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date, and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Preliminary Statement” means the paragraph preceding the Introduction to this Agreement.

“Property” or “Properties” means each Real Property.

“Property Inspector” or “Property Inspectors” has the meaning set forth in Section 6.1(b).

“Purchase Price” has the meaning set forth in Section 2.2.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Release” means any spilling, leaking, emitting, discharging, escaping or disposing of Fuel or other Hazardous Substance into or on the surface, soil or groundwater that could reasonably result in noncompliance with Environmental Law.

“Removal Notice” means a written notice from Seller to Buyer pursuant to Section 6.5(b) that a certain Real Property will become an Excluded Property and will be transferred to a Transferee prior to the Closing.

“Responsibility” means the obligation to cause (a) Corrective Action to be completed and to obtain NFA Status for the applicable Release or (b) UST Repair Action for the applicable Real Property, in each case, all at such obligor’s sole cost and expense.  “Responsible” means having such obligation.

“Responsible Government Agency” means any governmental (federal, state, local or other), regulatory, judicial, or other authority responsible for the administration and enforcement of Environmental Laws, including issuing Permits for ownership or operation of UST Systems, performance of Corrective Action and determining NFA Status.

“Review Period” has the meaning set forth in Section 2.9.1(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).

“Seller” has the meaning set forth in the Preliminary Statement.

“Seller’s knowledge” or words of similar meaning, shall mean the actual knowledge of Richard Parry and Thomas Grimes and Robert Fung and, solely with respect to Section 3.14.1, Lois Osorno and existing as of the Effective Date and the Closing Date, excluding constructive knowledge or duty of inquiry; provided, however, that in no event shall Richard Parry or Thomas Grimes or Robert Fung and Lois Osorno have any personal liability whatsoever with respect to this Agreement or the obligations of Seller hereunder.

“Seller Cure Period” has the meaning set forth in Section 9.1(b).

“Seller Environmental Consultant” has the meaning set forth in Section 6.5(a).

“Seller Indemnified Party” and “Seller Indemnified Parties” have the meanings set forth in Section 8.2.

“Seller-Related Parties” means Seller, Seller’s Affiliates and their respective owners, officers, directors, members, managers, employees, agents, divisions, contractors, invitees,  representatives, successors and assigns.

“Shares” has the meaning set forth in the Introduction.

“Shell” means Equilon Enterprises LLC, a Delaware limited liability company d/b/a Shell Oil Products US.

“Shell Purchase Agreement” means that certain Asset Purchase and Sale Agreement, dated as of May 10, 2010, by and between Shell and the Company.

“Specified Action” has the meaning specified in Section 8.1(d).

“Station Acquisition” means the acquisition of the Acquired Business by the Company from the Station Sellers pursuant to the terms of the Station Acquisition Agreements.

“Station Acquisition Agreements” means, collectively, (i) that certain Acquisition Agreement, dated as of September 4, 2014, by and among the Company, Kapunakea Partners, a Hawaii limited partnership, NCT, LLC, a Hawaii limited liability company, and Waiehu Beach Partners, a Hawaii limited partnership, and (ii) that certain Acquisition Agreement, dated as of

September 4, 2014, by and among the Company, Julie Chongok Pak, Kapunakea Mauku, LLC, a Hawaii limited liability company, SS3 L.L.C., a Hawaii limited liability company, Blackie’s Pit Stop IV LLC, a Hawaii limited liability company and Piilani Car Care LLC, a Hawaii limited liability company.

“Station Correction Cost Cap” means $30,000 with respect to all Defective Conditions at any single Real Property (other than any Terminal Property).

“Station Divestiture” has the meaning set forth in Section 2.9.8(b)(i).

“Station Sellers” means, collectively, Kapunakea Partners, a Hawaii limited partnership, NCT, LLC, a Hawaii limited liability company, Waiehu Beach Partners, a Hawaii limited partnership, Julie Chongok Pak, Kapunakea Mauku, LLC, a Hawaii limited liability company, SS3 L.L.C., a Hawaii limited liability company, Blackie’s Pit Stop IV LLC, a Hawaii limited liability company and Piilani Car Care LLC, a Hawaii limited liability company.

“Station Removal Threshold” means $300,000 with respect to all Environmental Action Cost Estimates for any single Real Property (other than any Terminal Property).

“Store Cash” means the cash actually on hand at each Real Property.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any specified Person, any other Person in which (a) if a corporation or a limited liability company (with voting securities), a majority of the total voting power of shares of stock or interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such specified Person or one or more of the other Subsidiaries of such specified Person or a combination thereof, or (b) if a limited liability company (without voting securities), partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such specified Person or one or more Subsidiaries of such specified Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Survey” has the meaning specified in Section 6.17(b).

“Tank Integrity Test” means a test method capable of detecting an unauthorized release from an Underground Storage Tank.

“Tank Integrity Test Report” has the meaning set forth in Section 6.1(e).

“Tank Tester” means a licensed tank tester selected by Buyer and approved by Seller.

“Target Working Capital” means an amount equal to (i) $22,134,682, as adjusted in accordance with Schedule 2.5(a), minus (ii) the aggregate amount credited to Buyer for Excluded Properties (as determined in accordance with Schedule 1.1(a))

“Taxes” means all taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Audit” means any audit or examination by any Taxing Authority.

“Tax Refund” has the meaning set forth in Section 10.2.

“Tax Returns” means all reports, returns, declarations, statements, forms or other information required to be supplied to a Taxing Authority in connection with Taxes.

“Taxing Authority” means any applicable governmental authority responsible for the imposition of Taxes.

“Terminal Correction Cost Cap” means $100,000 with respect to all Defective Conditions at any single Terminal Property.

“Terminal Divestiture” has the meaning set forth in Section 2.9.8(b)(ii).

“Terminal Properties” means each Real Property where any terminal assets owned by the Company are located, as identified on Section 1.1(a) of the Disclosure Schedule.

“Terminal Removal Threshold” means, for each Terminal Property, the corresponding amount set forth on Section 1.1(b) of the Disclosure Schedule for such Terminal Property with respect to all Environmental Action Cost Estimates for such Terminal Property.

“Terminating Buyer Breach” has the meaning set forth in Section 9.1(c).

“Terminating Seller Breach” has the meaning set forth in Section 9.1(b).

“Title Company” has the meaning set forth in Section 6.17(a).

“Title Policy” has the meaning set forth in Section 6.17(a).

“Threshold Amount” means, subject to any adjustment required pursuant to Section 2.9.8(b), Sixty Eight Million Four Hundred Thousand and 00/100 Dollars ($68,400,000), provided that to the extent the Closing occurs with any Excluded Properties, such amount shall be reduced by the LTM June 2014 Fuel Gross Profit amount specified on Schedule 2.9 for each particular Excluded Property.

“Transferee” mean a Person designated by Seller to take title to a transferred Real Property prior to the Closing.

“U.S. Person” means, collectively, (i) a United States citizen, permanent resident alien or person within the United States, (ii) an entity organized under the laws of the United States or its territories, (iii) an entity wherever organized or doing business that is owned or controlled by Persons specified in (i) or (ii) or an entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories.

“Unpaid Transaction Expenses” means with respect to the Company, (i) all legal, accounting, financial advisory, third party advisory or other expenses or costs, and (ii) any special cash bonuses paid to Employees, in each case, incurred by the Company prior to the Closing in connection with the transactions contemplated by this Agreement but only to the extent they have not been paid by the Company in Cash on or prior to the Calculation Moment and have, accordingly, not reduced the Closing Cash of the Company.

“UST” or “Underground Storage Tank” means underground storage tank, as that term is defined, as of the Effective Date, by HRS § 342L-1.

“UST Defective Condition” means any defective condition or non-compliance issue with respect to UST Systems, Dispensers or ancillary components thereof that is inconsistent with the assumption set forth in Section 6.1(a).

“UST Option (1)” has the meaning set forth in Section 6.1(e).

“UST Option (2)” has the meaning set forth in Section 6.1(e).

“UST Option (3)” has the meaning set forth in Section 6.1(e).

“UST Repair Action” means any repair of a UST Defective Condition and any Corrective Action required as a result of a UST Defective Condition.

“UST Repair Action Cost Estimate” has the meaning set forth in Section 6.5(a).

“UST System” means with respect to any Underground Storage Tank at any Property the “underground storage tank system” as that term is defined, as of the Effective Date, by HRS § 342L-1.

“WARN” has the meaning set forth in Section 5.6(e).

“Working Capital” means: (i) the current assets of the Company, of the type indicated on Schedule 2.5(a), including trade and other accounts receivable (net of allowance for doubtful accounts), inventories (net of reserves), prepaid expenses and other current assets, but excluding current income tax assets, deferred income tax assets and Cash; less (ii) the current liabilities of the Company, of the type indicated on Schedule 2.5(a), including accounts payable, accrued expenses and other current liabilities, but excluding Debt, Unpaid Transaction Expenses, current income tax liabilities and deferred income tax liabilities, in each case, calculated by employing the Accounting Principles set forth on Schedule 2.5(a) hereto and in accordance with, and subject to, the terms of Section 2.5.

ARTICLE II
PURCHASE

2.1                               Sale and Transfer of Shares.  On the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Seller the Shares.

2.2                               Purchase Price.  In consideration for the sale and transfer of the Shares, and subject to the terms and conditions of this Agreement, Buyer shall pay to the Seller in cash, by wire transfer of immediately available funds, an aggregate sum equal to: (A) the Enterprise Value, plus (B) the Estimated Working Capital Adjustment Amount (which amount may be a positive or negative number), plus (C) Estimated Closing Cash, minus (D) Estimated Closing Debt, minus (E) any Unpaid Transaction Expenses (the “Purchase Price”), minus (F) the General Escrow Amount which amount shall be transferred to the General Escrow Account for the benefit of Seller, minus (G) the Environmental Escrow Amount, which amount will be transferred to the Environmental Escrow Account for the benefit of Seller, which sum shall be payable at the Closing (the “Closing Date Payment”).

2.3                               Distribution of Cash.  The Parties acknowledge that, prior to the Calculation Moment, Seller shall be permitted to cause the Company to distribute to the Seller all of the Cash held in any bank accounts maintained by the Company; provided that in no event shall Seller be permitted to cause the Company to distribute any Store Cash if, as a result of such distribution, the amount of Store Cash held by the Company at Closing would be less than $45,000.  Seller may cause the Company to make any such payment to the Seller in the form of a dividend or a redemption of Shares.

2.4                               The Closing.

(a)                                 Time and Location.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP located at 355 South Grand Avenue, Los Angeles, California 90071, commencing at 10:00 a.m., local time, on the date which is ten (10) Business Days after the date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties and other than satisfaction of those conditions that by their terms are to be satisfied or waived at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have been satisfied or waived (the “Closing Date”).  The Closing shall be deemed to be effective at 12:01 a.m. on the Closing Date.

(b)                                 Actions at the Closing.  At the Closing:

(i)                                     Seller shall deliver (or cause to be delivered) to Buyer the various certificates, instruments and documents required to be delivered under Section 7.1;

(ii)                                  Buyer shall deliver (or cause to be delivered) to Seller the various certificates, instruments and documents required to be delivered under Section 7.2;

(iii)                               Seller shall deliver (or cause to be delivered) to Buyer any certificate(s) evidencing the Shares, duly endorsed in blank, or with stock powers;

(iv)                              Buyer shall repay, or cause to be repaid, on behalf of the Company, the Debt of the Company set forth on Section 2.4(b)(iv) of the Disclosure Schedule in each case then outstanding as of immediately prior to the Closing in accordance with the terms thereof and of any payoff letters with respect thereto, by wire transfer of immediately available funds to the accounts designated in such payoff letters or, if not designated therein, pursuant to the wire transfer instructions provided by Seller not less than one (1) Business Day prior to the Closing Date;

(v)                                 Buyer shall pay, or cause to be paid, on behalf of the Company and/or Seller, as applicable, the Unpaid Transaction Expenses by wire transfer of immediately available funds pursuant to the wire transfer instructions provided by Seller not less than two (2) Business Day prior to the Closing Date.

(vi)                              Buyer shall deliver an amount equal to the General Escrow Amount in cash by wire transfer of immediately available funds, to an escrow account (the “General Escrow Account”) designated by Seller and the Escrow Agent, pursuant to the Escrow Agreement, to be held in escrow as security for (i) the indemnification obligations of Seller in favor of Buyer and (ii) adjustments to the Purchase Price contemplated by Section 2.5, in each case, pursuant to the provisions of this Agreement and the Escrow Agreement;

(vii)                           Buyer shall deliver in cash by wire transfer of immediately available funds, to an escrow account (the “Environmental Escrow Account”) designated by Seller and the Escrow Agent, an amount equal to the sum of (A) the aggregate amount of all Ongoing Corrective Action Cost Estimates, (B) the Corrective Action Cost Estimates for all Real Properties (other than Excluded Properties or Properties for which Buyer has elected to be Responsible pursuant to Section 6.5(c)), and (C) the UST Repair Action Cost Estimates for all Real Properties (other than (i) Excluded Properties, (ii) Properties for which Buyer has elected to be Responsible pursuant to Section 6.5(c), or (iii) in respect of any UST Defective Condition for which Seller has elected to pursue UST Option (2)) and the sum of clauses (A), (B) and (C), the “Environmental Escrow Amount”), to be held as security for Seller’s Corrective Action and/or UST Repair Action obligations under ARTICLE VI, in each case, pursuant to the provisions of this Agreement and the Escrow Agreement; and

(viii)                        Buyer shall pay to Seller the Closing Date Payment in cash by wire transfer of immediately available funds, pursuant to the wire transfer instructions provided by Seller not less than one (1) Business Day prior to the Closing Date.

(ix)                              Seller shall deliver to Buyer an affidavit affirming the representation and warranty specified in Section 3.18(g).

(x)                                 Seller shall have delivered to Buyer copies of all third-party consents under Leases which are listed on Section 3.1.4 of the Disclosure Schedule (the “Lease Consents”), but excluding any Lease Consents under Leases for Excluded Properties.

(c)                                  Effect of the Closing.  Upon completion of the Closing, the Company shall be a Subsidiary of Buyer, and references in this Agreement to Buyer after the Closing shall include the Company, whether or not specifically stated herein.

2.5                               Adjustments to Purchase Price.

(a)                                 Calculation of Working Capital.  The calculation of the Target Working Capital for the Company is set forth on Schedule 2.5(a) hereto.  Closing Working Capital shall be calculated by employing the same methods, practices, treatments, principles and procedures as used in determining Target Working Capital, as set forth on Schedule 2.5(a) hereto (such methods, practices, treatments, principles and procedures, the “Accounting Principles”), and in accordance with, and subject to, the terms of this Section 2.5.  For the avoidance of doubt and for the purpose of determining Closing Working Capital, inventory shall be accounted for on a daily average cost basis, and to the extent there are differences between GAAP and the Accounting Principles, the Accounting Principles will prevail.

(b)                                 Estimated Statement.  The Purchase Price assumes that the Company is cash-free and debt-free at Closing.  On or prior to two (2) Business Days before the Closing Date, Seller shall deliver to Buyer a statement setting forth (A) its good faith estimate of (x) Closing Working Capital (“Estimated Closing Working Capital”), (y) Closing Cash (“Estimated Closing Cash”) and (z) Closing Debt (“Estimated Closing Debt”) and (B) its calculation of the Estimated Working Capital Adjustment (such statement, the “Estimated Statement”).

(c)                                  Preparation of Closing Statement.  As promptly as practicable, but no later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of (i) Closing Working Capital, (ii) Closing Cash, and (iii) Closing Debt (such statement, the “Closing Statement”).

(d)                                 Dispute Notice.  Following the Closing, Buyer shall provide Seller and its representatives access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company relating to the preparation of the Closing Statement and shall cause the personnel of the Company to cooperate with Seller and its representatives in connection with its review of the Closing Statement.  If Seller disagrees with the calculation of Closing Working Capital, Closing Cash and/or Closing Debt, in each case, as shown on the Closing Statement prepared by Buyer, Seller shall deliver to Buyer, within thirty (30) days after receipt of the Closing Statement, a statement (the “Dispute Notice”) setting forth Seller’s calculation of such Closing Working Capital, Closing Cash, and/or Closing Debt, and describing in reasonable detail the basis for Seller’s calculation.  The Parties shall thereafter use commercially reasonable efforts to resolve such differences regarding the determination of the disputed Closing Working Capital, Closing Cash, and/or Closing Debt for a period of thirty (30) days after the Seller has given the Dispute Notice.  If the Parties resolve such differences, the Closing Working Capital, the Closing Cash, and the Closing Debt, as applicable, agreed to by the Parties shall be deemed to be the “Final Closing Working Capital”, the “Final Closing Cash”, and the “Final Closing Debt”, as applicable, and the Closing Statement agreed to by the Parties shall be deemed to be the “Final Closing Statement”.

(e)                                  Appointment of Neutral Accountant.  If the Parties do not reach a final resolution of the Closing Working Capital, Closing Cash, and Closing Debt within thirty (30) days after the Seller has given the Dispute Notice, unless the Parties mutually agree to continue their efforts to resolve such remaining differences, the Neutral Accountant shall resolve such remaining differences, pursuant to an engagement agreement executed by the Parties and the Neutral Accountant, in the manner provided below.  The Parties shall each be entitled to make a presentation to the Neutral Accountant within ten (10) Business Days after the engagement of the Neutral Accountant, pursuant to procedures to be agreed to among Seller, Buyer and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s calculation of the Closing Working Capital, the Closing Cash, and the Closing Debt, as applicable.  The Neutral Accountant shall be required to resolve such remaining disputes and determine the Closing Working Capital, the Closing Cash, and the Closing Debt, as applicable, within twenty (20) Business Days after the Parties’ presentation to the Neutral Accountant.  The Closing Working Capital, the Closing Cash, and the Closing Debt, as applicable, determined by the Neutral Accountant in accordance with this Section 2.5(e), shall be deemed to be the Final Closing Working Capital, the Final Closing Cash, and the Final Closing Debt, as applicable.  The Closing Statement, as adjusted to reflect such determination, shall be deemed to be the Final Closing Statement.  Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud.

(f)                                   Limitations on Authority of Neutral Accountant.  The Neutral Accountant shall not be authorized or permitted to:

(i)                                     determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of the dispute between the Parties regarding the determination of the Closing Working Capital, Closing Cash, and Closing Debt, as applicable, in accordance with this Section 2.5;

(ii)                                  resolve any such dispute by making an adjustment to the Closing Statement that is outside of the range defined by amounts as finally proposed by the Parties; or

(iii)                               apply any accounting methods, treatments, principles or procedures other than as described in this Section 2.5.

(g)                                  Fees and Expenses.  The Neutral Accountant shall determine the proportion of its fees and expenses to be paid by each of Seller and Buyer based on the degree (as determined by the Neutral Accountant) to which the Neutral Accountant has accepted the position or positions of Seller and Buyer with respect to the Closing Statement.

(h)                                 Exclusive Method of Resolution.  The Parties agree that the procedure set forth in this Section 2.5 for resolving disputes with respect to the Closing Working Capital, the Closing Cash, and the Closing Debt, shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Neutral Accountant.

(i)                                     Deemed Acceptance.  Failure of Buyer to deliver the Closing Statement shall constitute acceptance by Buyer that (i) the Closing Working Capital equaled the Estimated Closing Working Capital, (ii) the Closing Cash equaled the Estimated Closing Cash and (iii) the Closing Debt equaled the Estimated Closing Debt.  Notwithstanding the foregoing, Seller may elect to determine Closing Working Capital, Closing Cash, and Closing Debt in the event Buyer fails to do so, and Seller shall have sixty (60) days following the expiration of the period for Buyer’s preparation of the Closing Statement pursuant to Section 2.5(c) to make such determination.  If Seller’s determination indicates that Seller is owed any sums, Seller shall be entitled to deliver a Dispute Notice, together with Seller’s calculations of Closing Working Capital, Closing Cash, and Closing Debt.  Failure of Seller to deliver a Dispute Notice within thirty (30) days after receiving the Closing Statement shall constitute acceptance by Seller of the Closing Working Capital, the Closing Cash, and the Closing Debt set forth on such Closing Statement, whereupon such Closing Working Capital, Closing Cash, and Closing Debt shall be deemed to be the Final Closing Working Capital, the Final Closing Cash, and the Final Closing Debt, as applicable, and such Closing Statement shall be deemed to be the Final Closing Statement.  Delivery by Seller of a Dispute Notice shall constitute final and binding acceptance by Seller of all portions of the Closing Statement other than those specifically identified in the Dispute Notice as being subject to dispute.  The date on which the Final Closing Working Capital, the Final Closing Cash, and the Final Closing Debt are determined or agreed in accordance with this Section 2.5 is hereinafter referred to as the “Determination Date.”

(j)                                    Adjustment Amount.

(i)                                     The “Adjustment Amount”, which may be positive or negative, shall mean (i) Final Closing Working Capital, minus Estimated Closing Working Capital, plus (ii) Estimated Closing Debt, minus Final Closing Debt, plus (iii) Final Closing Cash, minus Estimated Closing Cash. If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, then the Purchase Price shall be decreased by the absolute value of the Adjustment Amount.  The Adjustment Amount shall be paid in accordance with Section 2.5(j)(ii) below.

(ii)                                  If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, Buyer shall pay to Seller an amount in cash equal to the Increase Amount by wire transfer of immediately available funds into an account or accounts designated by Seller.  If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, Seller shall pay to Buyer an amount in cash equal to the Deficit Amount by wire transfer of immediately available funds into an account or accounts designated by Buyer.  Upon determination of the Adjustment Amount pursuant to Section 2.5, each of Buyer and Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the General Escrow Amount in accordance with this Section 2.5(j)(ii).  In no event shall Buyer be entitled to payment pursuant to this Section 2.5(j) of any amount in excess of the amount in the General Escrow Account (after taking into account any payments made from such account pursuant to ARTICLE VIII).

2.6                               Costs and Expenses.  Seller has obtained a Title Policy for each Owned Real Property.  Seller, on the one hand, and Buyer, on the other, shall each pay one-half (1/2) of the premium for each Title Policy obtained by Seller.  Seller shall also be responsible for one-half (1/2) of the initial cost of each Survey it has obtained.  Buyer shall pay (i) the cost of any endorsements to each Title Policy, (ii) one-half (1/2) of the initial cost of each Survey, together with all additional costs beyond the initial cost therefor (including updates thereto), which may be in the form of reimbursements to Seller for any costs Seller paid in excess of the amounts Seller is responsible for hereunder and (iii) the cost of any recording fees applicable to the transaction contemplated hereby.

2.7                               Further Assurances.  At any time and from time to time after the Closing Date, as and when requested by any Party hereto and at such Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.

2.8                               Escrow Accounts.  The General Escrow Account shall be established pursuant to the Escrow Agreement to provide funds against which Buyer-Related Parties may assert claims of indemnification pursuant to ARTICLE VIII, and security for post-Closing adjustments relating to Working Capital, Closing Cash and Closing Debt.  The Environmental Escrow Account shall be established pursuant to the Escrow Agreement as security for the performance by Seller of the Corrective Actions or UST Repair Actions, in each case for which Seller has Responsibility.  Seller hereby authorizes and instructs Buyer, at the Closing, to deduct the General Escrow Amount and the Environmental Escrow Amount from the Purchase Price, and deliver such funds to the Escrow Agent to be held in the General Escrow Account or the Environmental Escrow Account, as applicable, in accordance with the terms and conditions of this Agreement and the Escrow Agreement.  The General Escrow Amount and the Environmental Escrow Amount shall be released in accordance with the terms of the Escrow Agreement.

2.9                               Earn-out.  As additional consideration for the Shares, at such times as provided in Section 2.9.3, Buyer shall pay, or cause to paid, to Seller with respect to each Calculation Period within the Earn-out Period an amount, if any (each, an “Earn-out Payment”), equal to fifty percent (50%) of the amount by which Fuel Gross Profit  for such Calculation Period exceeds the Threshold Amount.  Fuel Gross Profit shall be calculated by employing the methods, practices, treatments, principles and procedures as set forth on Schedule 2.9 hereto and in accordance with the definition of Fuel Gross Profit set forth in Section 1.1 of this Agreement.

2.9.1.                  Procedures Applicable to Determination of the Earn-out Payments.

(a)                                 On or before the date which is forty-five (45) days after the last day of each Calculation Period (each such date, an “Earn-out Calculation Delivery Date”), Buyer shall cause the Company to prepare and deliver to Seller a written statement (in each case, an “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of the Fuel Gross Profit for the applicable Calculation Period and its calculation of the resulting Earn-out Payment (in each case, an “Earn-out Calculation”).

(b)                                 Seller shall have thirty (30) days after receipt of the Earn-out Calculation Statement for each Calculation Period (in each case, the “Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein. During the Review Period, upon reasonable prior notice and during normal business hours, Buyer shall provide Seller and its representatives access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company relating to the preparation of the Earn-out Calculation Statement and shall cause the personnel of the Company to cooperate with Seller and its representatives in connection with its review of the Earn-out Calculation Statement.  Prior to the expiration of the Review Period, Seller may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to the Company. Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute.  If Seller fails to deliver an Earn-out Calculation Objection Notice to the Company prior to the expiration of the Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the parties hereto.  If Seller timely delivers an Earn-out Calculation Objection Notice, Buyer and Seller shall, and Buyer shall cause the Company to, negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Fuel Gross Profit and the Earn-out Payment for the applicable Calculation Period.  If the Company, Buyer and Seller are unable to reach agreement within thirty (30) days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Neutral Accountant.  The Neutral Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event greater than twenty (20) Business Days after such submission to the Neutral Accountant, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Neutral Accountant, Seller shall and Buyer shall cause the Company to furnish to the Neutral Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Neutral Accountant may reasonably request.  The Neutral Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by the Company and Seller, and not by independent review.  The resolution of the dispute and the calculation of Fuel Gross Profits that is the subject of the applicable Earn-out Calculation Objection Notice by the Neutral Accountant shall be final and binding on the parties hereto and the Company, absent fraud.  The Neutral Accountant shall determine (i) the proportion of its fees and expenses to be paid by each of Seller and Buyer (or the Company) based on the degree (as determined by the Neutral Accountant) to which the Neutral Accountant has accepted the position or positions of Seller and Buyer (or the Company) with respect to the Earn-out Calculation Statement and (ii) whether any interest shall be payable with respect to such disputed amount as provided in Section 2.9.7.

2.9.2.                  Independence of Earn-out Payments.  Buyer’s obligation to pay, or cause to paid, each of the Earn-out Payments to Seller in accordance with Section 2.9.1 is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-out Payment and the obligation to pay an Earn-out Payment to Seller shall not obligate Buyer to pay, or cause to be paid, any preceding or subsequent Earn-out Payment.  For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earn-out Payment for the first Calculation Period are not satisfied, but the conditions precedent to the payment of the Earn-out Payment for the second Calculation Period are satisfied, then Buyer would be obligated to pay, or cause to be paid, such Earn-out Payment for the second Calculation Period for which the corresponding conditions precedent have been satisfied, but shall not be obligated to pay any Earn-out Payment for the first Calculation Period.

2.9.3.                  Timing of Payment of Earn-out Payments.  Any Earn-out Payment that Buyer is required to pay pursuant to Section 2.9.1(a) hereof shall be paid in full no later than five (5) days following the date upon which the determination of Fuel Gross Profit for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.9.1(b) (including any final resolution of any dispute raised by Seller in an Earn-out Calculation Objection Notice).  Buyer shall pay, or cause to paid, to Seller the applicable Earn-out Payment in cash by wire transfer of immediately available funds to an account or accounts designated by Seller, together with any interest payable as set forth in Section 2.9.7.

2.9.4.                  Acceleration upon Mutual Agreement.  At any time after the Closing Date, Buyer may notify Seller in writing of its desire to make a payment which, once made, would fully release and discharge the Company and the Buyer, and their successors and assigns, from any further liability or obligation pursuant to this Section 2.9.  The parties agree to negotiate in good faith with respect to any request delivered pursuant to this Section 2.9.4; provided that in no event will Seller be required to grant such request if an agreement cannot be reached regarding the amount of such payment.

2.9.5.                  Post-Closing Operation of the Business.  The parties hereto agree that it is in their mutual best interests to maximize the financial performance of the Company following the Closing in order that Seller shall have a fair and reasonable opportunity to earn the Earn-out Payments.  Notwithstanding the foregoing, subject to the terms of this Agreement, subsequent to the Closing, the Company shall have sole discretion with regard to all matters relating to the operation of the Company and the Business, including, but not limited to, the pricing of petroleum products, the setting of rebates for the purchase of petroleum product and, subject to compliance with the terms of Section 2.9.8 hereof, transferring ownership or any or all of the Properties to Affiliates of the Company or Buyer or to any third party, provided, that the Company and Buyer shall not, directly or indirectly, take any actions (or fail to take any action) in bad faith that would have the purpose of avoiding or reducing any of the Earn-out Payments, including by engaging in any activities or transactions which are intended to, or otherwise have, the effect of deferring the receipt or recognition of revenue or accelerating the payment or recognition of expenses taken into account in calculating the Earn-out Payments.  Notwithstanding the foregoing, so long as the Company and Buyer do not intentionally operate the Business in a manner that is intended to minimize future Earn-out Payments, the Company and Buyer have no obligation to operate the Company or the Business in a manner that is intended to maximize the amount of any future Earn-out Payments.

2.9.6.                  No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Company, (ii) Seller shall not have any rights as a security holder of Buyer or the Company as a result of Seller’s contingent right to receive any Earn-out Payment hereunder, and (iii) no interest shall be calculated or payable with respect to any Earn-out Payment, except as set forth in Section 2.9.7.

2.9.7.      Late Payments.  Any Earn-Out Payments or portions thereof due hereunder which are not paid when due shall bear interest at an annual rate equal to the Interest Rate, in each case calculated based on the number of days such Earn-Out Payment or portion thereof is delinquent.  Notwithstanding the foregoing to the contrary, in the event a Earn-out Calculation Objection Notice has been delivered, no interest shall accrue from the delivery of the Earn-out Calculation Objection through five (5) days from the later of (i) the parties resolution of the dispute pursuant to the provisions of Section 2.9.1(b), or (ii) the decision of the Neutral Accountant pursuant to the provisions of Section 2.9.1(b), provided that, with its decision, the Neutral Accountant, if it deems it reasonably appropriate, may award Seller interest for any period of time subsequent to the delivery of the Earn-out Calculation Objection.

2.9.8.      Subsequent Dispositions.

(a)           Change in Control.  In the event of a Change in Control following the Closing Date but prior to the expiration of the Earn-out Period, Buyer shall cause the acquiror pursuant to such Change in Control transaction, to (i) utilize the Company Earn-out Properties and/or conduct the Company’s former business and operations as a division of the resulting entity (“Company Division”), (ii) maintain such financial reporting systems as are necessary to accurately calculate the Fuel Gross Profit of each Company Division through the expiration of the Earn-out Period, and (iii) assume (in form and substance reasonably satisfactory to the Seller) the obligations of Buyer and the Company arising under this Section 2.9; provided that nothing in this Section 2.9.8(a) shall limit the obligations of Buyer and the Company arising under this Section 2.9 with respect to any of the Company’s assets that are not acquired in connection with the Change in Control transaction.

(b)           Divestitures.

(i)            Station Divestitures.  In the event of any closure, sale, conveyance, or other transfer of any of the Company Earn-out Properties prior to the end of the Earn-out Period that is not to an Affiliate and that does not constitute a Change in Control (any such closure, sale, conveyance or transfer, a “Station Divestiture”), the Threshold Amount shall be reduced by an amount equal to the Fuel Gross Profit attributable to such Company Earn-Out Properties during the Calculation Period immediately preceding such Station Divestiture.

(ii)           Terminal Divestitures.  In the event of any closure, sale, conveyance, or other transfer of any of the Terminal Properties prior to the end of the Earn-out Period that is not to an Affiliate and that does not constitute a Change in Control (any such closure, sale, conveyance or transfer, a “Terminal Divestiture”), the Threshold Amount shall be reduced by an amount equal to the Fuel Gross Profit attributable to each account that is lost in connection with the consummation of such Terminal Divestiture during the Calculation Period immediately preceding such Terminal Divestiture.  For the avoidance of doubt, an account will not be deemed to have been lost in connection with the consummation of a Terminal Divestiture if such account is transferred to another Terminal Property in connection with such Terminal

Divestiture.

(c)           Dispositions to Affiliates.  Nothing in this Agreement shall prevent Buyer from conveying or otherwise transferring any of the Company Earn-Out Properties to an Affiliate so long as such Affiliate (i) conducts the Company’s former business and operations as a Company Division, (ii) maintains such financial reporting systems as are necessary to accurately calculate the Fuel Gross Profit of each Company Division through the expiration of the Earn-out Period, and (iii) assumes (in form and substance reasonably satisfactory to the Seller) the obligations of Buyer and the Company arising under this Section 2.9.

2.9.9.      Semiannual Reports.  At Seller’s request, by July 31 of each Calculation Period, Buyer shall prepare and deliver to Seller a written report, showing Buyer’s calculation of the Fuel Gross Profit generated during the first half of each Calculation Period, together with reasonably detailed supporting documentation, which report shall include information regarding any action taken by Buyer or any of its Affiliates (including the Company) during such calendar quarter that could reasonably be expected to have a material impact on Fuel Gross Profit, including the acquisition or building of any station, and the loss of any wholesale account or terminal account.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Attached hereto are disclosure schedules provided by Seller to Buyer (the “Disclosure Schedule”).  Any exception or qualification set forth in the Disclosure Schedule with respect to a particular representation, warranty or covenant contained herein shall be deemed to be an exception or qualification with respect to any other applicable representations, warranties and covenants contained in this Agreement to the extent it is reasonably apparent from the face of such disclosure that such exception or qualification applies for such other purpose.  Nothing in the Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of the Seller contained in this Agreement.

3.1          Representations and Warranties of Seller.  Except as set forth in the Disclosure Schedule, and except as to matters relating to or arising under Environmental Laws or otherwise addressed in Section 3.2 or ARTICLE VI, (which Section and Article address the matters set forth therein to the exclusion of this Section 3.1), Seller represents and warrants as follows:

3.1.1.      Organization, Qualification and Corporate Power of Seller and the Company.

(a)           Seller.  Seller is duly organized and validly existing under the laws of its organization and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate exclusively to the Business, makes such qualification necessary.

(b)           The Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failures to be qualified that would not reasonably be expected to result in a Company Material Adverse Effect.  The Company has all requisite corporate power and authority to carry on the Business and to own and use the properties now owned and used by it.

3.1.2.      Capitalization.

(a)           The capitalization of the Company is set forth on Section 3.1.2 of the Disclosure Schedule.  All of the issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable (to the extent such concepts are applicable to the Shares).  Except for the Shares, there are no outstanding shares of capital stock or other equity securities of the Company.  There are no outstanding or authorized Options to which the Company is a party or which are binding upon the Company (i) that provide for the issuance, disposition or acquisition of any shares of capital stock or other equity of the Company or (ii) that give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock or other equity of the Company.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.  Except for this Agreement, there are no agreements, voting trusts, proxies or other agreements or understandings with respect to the voting, or registration of the Shares.

(b)           All of the issued and outstanding Shares are owned of record and beneficially by Seller, and Seller has good title to the Shares owned by it, free and clear of any Security Interest, contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law), other than applicable securities law restrictions and any Security Interests which will be released concurrently with the Closing.

3.1.3.      Authority.  Seller has all requisite corporate, limited liability company or trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by Seller, the performance by Seller of this Agreement and its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, limited liability company or trust action on the part of Seller.  This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes the valid and binding agreement of Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses (such exceptions, the “Enforceability Exceptions”).

3.1.4.      Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act and applicable State antitrust laws, and except as set forth on Section 3.1.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, will:

(a)           conflict with or violate any provision of the charter or bylaws or other organizational documents of the Company or the Seller;

(b)           require on the part of the Company or Seller any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a Company Material Adverse Effect;

(c)           conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent or waiver under, (i) any Designated Contract or Lease or (ii) any other franchise, contract, lease, license or agreement to which the Company or Seller is a party or by which the Company or Seller is bound or to which any of their respective assets is subject, except for any such conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver of any franchise, contract, lease, license or agreement referenced in this clause (ii) that would not result in a Company Material Adverse Effect; or

(d)           violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, the Company or Seller or any of their respective properties or assets.

3.1.5.      Financial Statements.  Seller has provided to Buyer copies of: (i) the audited balance sheet and audited statement of income of the Company as of and for the year ended December 31, 2013 and the combined unaudited balance sheet and combined unaudited statement of income as of July 31, 2014, and for the seven months then ended (collectively, the “Financial Statements”).  Such balance sheet as of July 31, 2014 is hereinafter referred to as “Most Recent Balance Sheet”.  Except as set forth in Section 3.1.5 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP and in accordance with the Company’s accounting principles, practices and methodologies, and fairly present, in all material respects, the financial condition and combined results of operations of the Company as of the respective dates thereof and for the periods referred to therein.  The Financial Statements are consistent in all material respects with the books and records of the Company, and, to Seller’s knowledge, do not reflect any material transaction which is not a bona fide transaction.

3.1.6.      Absence of Certain Changes.  From the Balance Sheet Date to the date hereof, there have not been any adverse changes in the financial condition or results of operations of the Business, except for any adverse changes that would not reasonably be expected to result in a Company Material Adverse Effect.  Except as contemplated by this Agreement or as listed on Section 3.1.6 of the Disclosure Schedule, from the Balance Sheet Date to the date hereof, the Company has not taken any of the following actions or experienced any of the following occurrences:

(a)           sold, assigned, transferred, conveyed, leased, pledged, encumbered or otherwise disposed of any of its assets, in each case that is material to the Business, other than (i) in the ordinary course of business and consistent with past Business practices or (ii) sales or other dispositions of obsolete or excess equipment or other assets not used in the Business;

(b)           issued, sold, transferred, assigned, pledged, or encumbered any Shares or other equity securities, securities convertible into Shares or other equity securities or Options of the Company;

(c)           except as required by law, granted or increased any rights to severance or termination pay to any director or officer (in each case, other than grants or increases that are required by an applicable Company Benefit Plan, grants or increases that are substantially consistent with the past practice of the Business or grants or increases for which neither the Business nor the Buyer will be obligated following the Closing);

(d)           except in the ordinary course of business or as set forth on the capital expenditure forecast previously provided to Buyer and set forth on Section 3.1.6(d) of the Disclosure Schedule (the “Capital Expenditure Forecast”), made any capital expenditures or commitments therefor in an amount in excess of $500,000 in the aggregate;

(e)           acquired any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise), for an aggregate amount in excess of $1,000,000;

(f)            materially changed the accounting principles, methods or practices of the Business, except in each case to conform to changes in GAAP;

(g)           settled any litigation for an amount in excess of $500,000;

(h)           made or suffered any changes in financial condition or relationships with material customers and suppliers that would reasonably be expected to have a Company Material Adverse Effect; or

(i)            entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (a) through (h) of this Section 3.1.6.

3.1.7.      Undisclosed Liabilities.  The Company does not have any Debt (except as disclosed on Schedule 3.1.7) or other liability which is material to the Business and was required by GAAP to be reflected, reserved against or described on the Most Recent Balance Sheet and was not so reflected, reserved against or described, except for (a) Debt or other liabilities incurred in connection with the transactions contemplated hereby, (b) Debt or other liabilities which have been incurred or arisen in the ordinary course of business since the Balance Sheet Date, and (c) contractual liabilities (but such exclusion does not extend to liabilities that have accrued as a consequence of the breach of a contract).

3.1.8.      Tax Matters.

(a)           The Company has filed or had filed on its behalf all material Tax Returns that it was required to file, taking into account any extension of time within which to file, and all such Tax Returns were correct and complete in all material respects.  The Company has paid (or had paid on its behalf) all material Taxes that are shown to be due and payable on any such Tax Returns, except for those Taxes that are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with

GAAP.  All material Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b)           No examination or audit of any material Tax Return of the Company by any Governmental Entity is currently in progress or has been threatened in writing.  The Company has not been notified in writing by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed.

(c)           The Company has received no written notice of any kind of any alleged deficiency or required adjustment that could result in additional material tax for which the Company is or may be liable.

(d)           The Company has not waived or extended any statute of limitations with respect to any tax for which the Company is or may be liable.

(e)           Except for customary Tax indemnification provisions in credit, lease or other commercial contracts not primarily related to Taxes, the Company is not liable for the Taxes of any taxpayer under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise for any Pre-Closing Tax Period.

(f)            Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 3.1.8 may only be relied upon for purposes of liability for Pre-Closing Tax Periods.  Nothing in this Section 3.1.8 or otherwise in this Agreement shall be construed as a representation or warranty with respect to any Tax positions that Buyer or any of its Affiliates (including the Company) may take in or in respect of a Post-Closing Tax Period.

(g)           Seller has not been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

3.1.9.      Tangible Personal Property.  The Company has good title to, a valid leasehold interest in or a valid license to use, all of the tangible personal property reflected on its Most Recent Balance Sheet (other than property sold, consumed or otherwise disposed of in the ordinary course of business since the Balance Sheet Date), and such tangible personal property shall be delivered to Buyer by Seller at Closing free and clear of all Security Interests except for Permitted Security Interests.

3.1.10.    Real Property.

(a)           Owned Real Property.  Section 3.1.10(a) of the Disclosure Schedule lists all Owned Real Property.  Seller has made available to Buyer correct and complete copies of all deeds, Title Commitments, Title Policies, and Surveys for the Owned Real Property in its possession or control, and the Company has good and valid title in fee simple to all of the Owned Real Property.  With respect to each Owned Real Property:

(i)            the Company has not received written notice of any pending or threatened judicial, municipal or administrative proceedings, actions or orders affecting the Owned Real Property; and

(ii)           the Company has not received written notice of any pending or threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to the Owned Real Property.

(b)           Leased Property.  Section 3.1.10(b) of the Disclosure Schedule lists all Leased Property pursuant to the Leases.  Seller has made available to Buyer correct and complete copies of all of the Leases, together with any all amendments and modifications thereto, and all deeds, Title Commitments, Title Policies, and Surveys for the Leased Property in its possession or control.  With respect to each such Leased Property:

(i)            the Leases are legal, valid, binding and enforceable obligations of the Company and, to Seller’s knowledge, each other party to such Leases, except as enforceability may be limited by the Enforceability Exceptions;

(ii)           neither the Company nor, to Seller’s knowledge, any other party to the Leases, is in breach or default in any material respect thereunder and, to Seller’s knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default in any material respect or permit termination or acceleration thereunder;

(iii)          the Company has not received written notice of any pending or threatened judicial, municipal or administrative proceedings, actions or orders affecting the Leased Property;

(iv)          the Company has not received written notice of any pending or threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to the Leased Property; and

(v)           the Company has a valid leasehold interest in all of the Leased Real Property.

3.1.11.    Intellectual Property.

(a)           Section 3.1.11(a) of the Disclosure Schedule lists all the Designated Intellectual Property.  The Company owns, or is licensed or otherwise possesses valid rights under, the Designated Intellectual Property.  Except as would not have a material impact on Buyer’s ability to operate the Company following the Closing as currently conducted, to Seller’s knowledge, each item of Designated Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by Buyer on substantially similar terms and conditions immediately subsequent to the Closing hereunder.

(b)           To Seller’s knowledge, the Company has not been named in any pending suit, action or proceeding which involves a claim of infringement of any patents, trademarks, trade names, service marks or copyrights of any third party.  To Seller’s knowledge, the Business as presently conducted does not infringe any valid patents, trademarks, trade names, service marks or copyrights of any third party, except for any such infringement that would not reasonably be expected to result in a Company Material Adverse Effect.

(c)           The Company is in material compliance with its obligations under the terms of any agreement pursuant to which the Company has rights in any Designated Intellectual Property, and neither the Company nor, to Seller’s knowledge, any third party is in default under any such agreement, except for any such failure to comply or default which would not reasonably be expected to result in a Company Material Adverse Effect.

(d)           Other than in the ordinary course of business, the Company has not granted to any third party any license or right to the commercial use of any of the Designated Intellectual Property.

3.1.12.    Designated Contracts.

(a)           As of the date hereof, except as set forth in Section 3.1.12(a) of the Disclosure Schedule, the Company is not a party to any:

(i)            agreement (or group of related written agreements with the same Person) for the lease of personal property from or to third parties providing for lease payments in excess of $75,000 per year, other than agreements executed in the ordinary course of business that can be terminated by the Company on ninety (90) days’ notice or less without payment by the Company of any penalty;

(ii)           agreement (or group of related written agreements with the same Person) for the purchase of products or services in excess of $75,000 per year, other than (A) purchase orders relating to the supply of goods and services to the Business in the ordinary course of business or (B) any such contracts and agreements that can be terminated by the Company on ninety (90) days’ notice or less without payment by the Company of any penalty;

(iii)          agreement establishing a partnership or joint venture;

(iv)          agreement (or group of related written agreements with the same person or entity) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any Debt the outstanding balance or which is more than $75,000 or under which it has imposed a Security Interest on any of its material assets, tangible or intangible, relating to the Business and which will be outstanding after the Closing, except for any Security Interests relating to any capitalized lease financing;

(v)           agreement between the Company and any of its officers, directors or managers (other than a Company Benefit Plan);

(vi)          agreement for the acquisition by the Company of any operating business or all of the capital stock of any Person or for the sale of any of any material assets of the Company, in each case, involving payments in excess of $1,000,000, other than agreements in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(vii)         collective bargaining agreement;

(viii)        contracts, agreements, or other arrangements granting a right of first offer, right of first refusal, or any purchase rights to any material asset owned by the Company; or

(ix)          contracts, agreements or other arrangements imposing a non-competition or non-solicitation obligation on the Company, other than confidentiality agreements with the Company and third parties entered into in the ordinary course of business;

(x)           provided, however, that (A) no agreement referred to in clauses (i) through (ix) above need be disclosed unless the Company has, or may in the future have, any rights or obligations thereunder and (B) Leases are not required to be disclosed in response to any provision of this Section 3.1.12 and shall not constitute Designated Contracts.

(b)           Seller has made available to Buyer a correct and complete copy of each agreement (as amended to date) listed in Section 3.1.12(a) of the Disclosure Schedule (the “Designated Contracts”).  With respect to each Designated Contract:

(i)            the Designated Contract is a legal, valid, binding and enforceable obligation of the Company and, to Seller’s knowledge, of each other party thereto (except as the foregoing may be limited by the Enforceability Exceptions);

(ii)           there exists no material breaches or defaults of the Company or, to Seller’s knowledge, any other party thereto; and

(iii)          to Seller’s Knowledge, no event has occurred which with notice or lapse of time or both would, individually or in the aggregate, reasonably be expected to constitute a material breach or default under any Designated Contract and no other party has threatened, orally or in writing, to terminate any Designated Contract.

3.1.13.    Litigation.  Other than matters relating to or arising under Environmental Laws: (a) there is no material Action pending against the Company, its assets or any Real Property, or as to which the Company or Seller has received written notice of assertion, or to Seller’s knowledge, threatened against, the Company, its assets or any Real Property, before any Governmental Entity or arbitration body that (i) relates to or involves more than $100,000, (ii) seeks any material injunctive relief, (iii) relates to the transactions contemplated by this Agreement or (iv) has had, or the adverse determination of which would reasonably be expected to have, a Company Material Adverse Effect; and (b) there is no material order or arbitration award issued by a Governmental Entity that is outstanding against the Company, any of its assets, or any Real Property.

3.1.14.    Company Benefit Plans.

(a)           To the Seller’s knowledge, Section 3.1.14(a) of the Disclosure Schedule contains a true, complete and accurate list of each Company Benefit Plan. At least five days prior to the Closing Date, Seller and/or the Company will have provided in the Data Room, with respect to each such Company Benefit Plan and to the extent applicable, true and correct copies of (i) such Company Benefit Plan and all related trusts and services agreements (including all amendments thereto); and (ii) the most recent summary plan description and all modifications thereto. To the Seller’s knowledge, there are no unwritten Company Benefit Plans.

(b)           Each Company Benefit Plan has been established, maintained, operated and administered in compliance in all material respects with its terms and has complied in all material respects with the requirements of applicable law, including ERISA and the Code.  All contributions (including all employer contributions and employee salary reduction contributions) or payments required to be made with respect to any Company Benefit Plan have, to the extent due, been made on or before their due dates.

(c)           No Company Benefit Plan (i) is a “pension plan” under Section 3(2) of ERISA that is subject to Title IV of ERISA; or (ii) is a “multiemployer plan” as defined in Section 3(37) of ERISA and Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).  With respect to each Multiemployer Plan that is a “pension plan” (within the meaning of ERISA), Section 3.1.14(c) of the Disclosure Schedule sets forth the most recent estimates of “withdrawal liability” (within the meaning of ERISA) received by the Company.  All payments required to be made with respect to each Multiemployer Plan have been made in a timely manner.

(d)           There are no pending or, to the knowledge of the Company or the Seller, threatened, investigations by any Governmental Entity involving any Company Benefit Plan, material termination proceedings or other material claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), against or involving any Company Benefit Plan.

(e)           Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has (i) to the Seller’s knowledge, been timely amended to comply with changes in applicable law and regulatory guidance; and (ii) either received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code or may rely upon an opinion letter for a prototype plan.  To the Seller’s knowledge, (i) none of the determination letters has been revoked by the Internal Revenue Service; and (ii) no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination letter.

(f)            To the Seller’s knowledge, no Company Benefit Plan constitutes a non-qualified deferred compensation plan within the meaning of Section 409A of the Code.

(g)           The Company does not provide any post-employment or retiree health benefits to any of its current or former Employees, except (i) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (otherwise referred to as “COBRA”) or other applicable law, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) company-paid or subsidized healthcare coverage pursuant to an employment, severance or similar agreement, plan or arrangement as provided for on Section 3.1.14(a) of the Disclosure Schedule.  The Company and its ERISA Affiliates are in compliance in all material respects with COBRA.

(h)           Not later than ten (10) Business Days following the date hereof, Seller shall provide to Buyer a list of Employees as of the date of this Agreement, which shall consist not only of the names, but also (to the extent permitted by applicable legal requirements) job titles, job locations, base compensation, 2013 annual bonus paid, employment status (e.g., active, inactive, on leave), date of hire, FLSA status and union or non-union status.

(i)            There is no agreement, plan or arrangement covering any current Employee that, considered individually or considered collectively with any other such agreements, plans or arrangements, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).  No Company Benefit Plan or other agreement provides any current or former Employee with a “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

(j)            In the past three (3) years there have been no (i) strikes or lockouts; or (ii) material slowdowns or work stoppages, or other material labor disputes with respect to the Employees.

(k)           (i) There are no existing or, to the Seller’s knowledge, threatened strikes or lockouts with respect to any Employees; (ii)  to the Seller’s knowledge, there is no union organizing effort pending or threatened against the Company; (iii) there is no material unfair labor practice, labor dispute (other than, in each case, routine individual grievances) or labor arbitration proceeding pending or, to the Seller’s knowledge, threatened with respect to Employees; and (iv) there is no slowdown or work stoppage in effect or, to the Seller’s knowledge, threatened with respect to Employees.

(l)            The Company is in compliance in all material respects with applicable laws respecting employment and employment practices (including all immigration and I-9 obligations), terms and conditions of employment, wages, hours of work and occupational safety and health, and to the Seller’s knowledge, the Company has not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable laws.

3.1.15.    Legal Compliance.  Except (a) with respect to Environmental Laws (addressed in Section 3.2 below), or (b) as to be addressed in accordance with ARTICLE VI, the Company (i) is in compliance with all laws of any federal, state or local government, or any Governmental Entity, currently in effect with respect to the Business, except where the failure to comply therewith would not reasonably be expected to result in a Company Material Adverse Effect and (ii) has not received written notice of any pending or threatened material action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business alleging any failure to so comply.

3.1.16.    Permits.

(a)           Except with respect to Environmental Permits (addressed in Section 3.2 below) and except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect, the Company possesses (or has timely applied for the renewal, the granting of which is pending) all Permits necessary for its ownership of the Real Properties and the operation of the Business at the locations and in the manner currently operated.

(b)           Except with respect to Environmental Permits, the Company is not in violation of or default under any Permit used in the Business, which violation or default would reasonably be expected to result in a Company Material Adverse Effect.

(c)           Each Permit is in full force and effect and no suspension or cancellation of such Permit is pending or, to the Seller’s Knowledge, threatened.

(d)           To Seller’s Knowledge, there is no event or condition that violates a condition or provision of any Permit, or that with notice, the passage of time, or both, would violate a condition or provision of, or result in the revocation or termination of, any Permit, except for any violation, revocation or termination that would not reasonably be expected to be materially adverse to the Company.

(e)           There is no unresolved notice of violation of any Permit or any cease or desist order outstanding with respect to any Permit, and, to Seller’s Knowledge, there is no investigation, proceeding or audit that may result in the issuance of a notice of violation or cease and desist order with respect to a Permit.

3.1.17.    Insurance.  Section 3.1.17 of the Disclosure Schedule lists each material insurance policy to which the Company is a party, all of which are in full force and effect.  There is no claim pending with respect to the Business under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy, and the Company is otherwise in compliance with the terms of such policies, except for any failure to comply which would not reasonably be expected to result in a Company Material Adverse Effect. The Company has not received any written notice from the insurer disclaiming coverage or reserving rights with respect to any pending claim under any such policy.  To Seller’s knowledge, (i) the Owned Real Property has not suffered any damage or loss of property since September 30, 2013 in excess of $100,000 that is covered by insurance for which an insurance claim has not been timely filed and (ii) there is no unsatisfied liability claim involving amounts in excess of $100,000 asserted against the Company covered by insurance for which an insurance claim has not been timely filed.

3.1.18.    Business Relationship with Affiliates.  Section 3.1.18 of the Disclosure Schedule lists any oral or written agreements with respect to the Business whereby Seller, directly or indirectly, (a) owns any property or right, tangible or intangible, which is used in and material to the Business, (b) has any material claim or cause of action against the Business, or (c) owes any money to, or is owed any money by, the Business.

3.1.19.    Brokers’ Fees.  Except for the fees payable to Macquarie Capital, neither Seller nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.1.20.    Customers.  Section 3.1.20 of the Disclosure Schedule lists, by revenue amount for the twelve-month period ended on the Balance Sheet Date, the ten largest customers of the Company.  As of the date of this Agreement, no Person listed on such schedule within such twelve-month period has cancelled or otherwise terminated or threatened in writing to cancel or otherwise terminate the relationship of such Person with the Company or has decreased materially or threatened in writing to decrease or limit materially, its usage or purchase of the services or products of the Company.

3.2          Environmental Representations and Warranties of Seller.

(a)           The representations and warranties contained in this Section 3.2 are the sole and exclusive representations and warranties of Seller as to matters relating to or arising under Environmental Laws.  Subject to ARTICLE VIII, matters relating to the Parties’ allocation of responsibility for, and rights and obligations associated with, any Defective Condition, Corrective Action or UST Repair Action are exclusively governed by ARTICLE VI.

(b)           Except as described or identified in Section 3.2(b) of the Disclosure Schedule, an Environmental Report, or a document identified in Section 3.2(b) of the Disclosure Schedule:

(i)            The business conducted by the Company at each Property, the Company, and the Properties are in compliance in all material respects with applicable Environmental Laws.

(ii)           The Company has obtained or applied for and is in substantial compliance with all material Environmental Permits required to operate UST Systems or sell Fuel at the Real Properties where the Company is the operator of the UST System at the Real Properties.

(iii)          The UST Systems operated by the Company at the Real Properties are in substantial compliance with Environmental Laws.

(iv)          Except at those Properties at which the Company or a third party has or is conducting Corrective Action, no Known Environmental Condition is present at, on, or under or from any of the Properties.

(v)           Other than directives, notices or orders from a Responsible Governmental Agency relating to Ongoing Corrective Action: (A) there are no material Environmental Claims against the Company, any of its assets, or any Real Property, pending, or as to which the Company or Seller have received written notice of assertion, or to Seller’s knowledge, threatened before any Responsible Governmental Agency alleging violation of Environmental Law, the substance of which remains unresolved in any material respect; (B) there is no order from any Responsible Governmental Agency arising from an Environmental Claim, outstanding against the Company, that would reasonably be expected to result in a material Environmental Liability; and (C) the Company has not received written notice of any pending claim, demand, order or notification alleging that it is not in compliance, in any material respect, with any Environmental Laws.

(vi)          The Company is in possession of all agreements reasonably necessary for Ongoing Corrective Action of Known Environmental Conditions being conducted by the Company (and not by a third party), including access agreements necessary to conduct Ongoing Corrective Action on off-site premises.

(vii)         Seller has provided Buyer with, or access to, substantially all material Environmental Reports pertaining to the Real Properties within its possession that would be material to an understanding of existing Environmental Liabilities and Corrective Action obligations of the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1          Organization.  Buyer is duly organized, validly existing and in good standing under the laws of the state of its organization and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failures to be qualified that would not reasonably be expected to result in a Buyer Material Adverse Effect

4.2          Authority.  Buyer has all requisite corporate, limited liability company or similar power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by Buyer, the performance by Buyer of this Agreement and its obligations hereunder, and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, limited liability company or other organizational action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding obligation of Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

4.3          Noncontravention.  Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, applicable State antitrust laws or trade regulation laws, and neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, will:

(a)           conflict with or violate any provision of the charter or bylaws or other organizational documents of Buyer;

(b)           require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a Buyer Material Adverse Effect;

(c)           conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which Buyer is a party or by which Buyer is bound or to which any of its assets is subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver which would not reasonably be expected to result in a Buyer Material Adverse Effect; or

(d)           violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Buyer or any of its assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.

4.4          Broker’s Fees.  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.5          Litigation.  There is no Action against Buyer or any of its Subsidiaries or Affiliates, or any of their respective assets, pending, or as to which Buyer has received notice of assertion, or to the knowledge of Buyer, threatened against, any of Buyer or any of its Subsidiaries or Affiliates, or any of their respective assets, before any Governmental Entity or arbitration body, the adverse determination of which would reasonably be expected to result in a Buyer Material Adverse Effect.

4.6          Investment Intent.  Buyer is acquiring the Shares for investment for its own account and not with a view to the distribution of any part thereof.  Buyer acknowledges that the Shares have not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom.  Buyer represents that (a) it has knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Shares, and that it can bear the economic risk of an investment in the Shares and (b) it has had the opportunity to conduct an independent due diligence review of the Business.

4.7          Financial Ability.  Buyer and Parent collectively have, and will have at the Closing, cash on hand and/or undrawn amounts immediately available under existing credit facilities necessary to consummate the transactions contemplated by this Agreement, including (a) paying the Purchase Price at Closing, (b) effecting the repayment or refinancing of all Debt of the Company set forth on Section 2.4(b)(iv) of the Disclosure Schedule, as contemplated by Section 2.4(b)(iv) of this Agreement, (c) paying the Unpaid Transaction Expenses, as contemplated by Section 2.4(b)(v) of this Agreement and (d) paying all related fees and expenses.  Neither Buyer nor Parent has incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to impair or adversely affect such resources.

4.8          Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, Buyer and its Subsidiaries, including the Company, taken as a whole, shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement, Buyer and its Subsidiaries, including the Company, taken as a whole, shall have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

4.9          No Other Representations or Warranties.  Except for the representations and warranties of the Seller set forth in ARTICLE III, Buyer hereby acknowledges and agrees that (a) neither any Seller-Related Party, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Business, including with respect to any information provided or made available to any Buyer-Related Parties or any other Person, and (b) neither any Seller-Related Parties, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to any Buyer-Related Party or any other Person, resulting from the delivery, dissemination or any other distribution to any Buyer-Related Parties or any other Person, or the use by any Buyer-Related Party or any other Person, of any such information provided or made available to any of them by any Seller-Related Party or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to any Buyer-Related Parties or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the transactions contemplated by this Agreement.  Buyer also acknowledges that its sole and exclusive recourse in respect of the transactions contemplated by this Agreement is to assert the rights of Buyer pursuant to ARTICLE II, ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX, ARTICLE X and ARTICLE XI.

4.10        Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Business, Buyer-Related Parties have received and may continue to receive after the date hereof from Seller-Related Parties, certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Business.  Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Buyer is familiar, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Buyer will have no claim against Seller-Related Parties, or any other Person, with respect thereto.  Accordingly, Buyer hereby acknowledges and agrees that none of the Seller-Related Parties, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE V
COVENANTS

5.1          Regulatory and Other Authorizations and Consents.

(a)           The Parties shall (i) if required, file, or cause to be filed, a Notification and Report Form pursuant to the Hart-Scott-Rodino Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date of this Agreement, (ii) use reasonable best efforts to make or cause to be made all other filings and submissions under the Hart-Scott-Rodino Act and any other laws or regulations applicable to the Parties as may be required of the Parties for the consummation of the transactions contemplated herein and (iii) use reasonable best efforts to secure the termination of any waiting periods under the Hart-Scott-Rodino Act and any other laws or regulations applicable to the Parties.  Buyer shall be responsible for all filing fees under the Hart-Scott-Rodino Act, foreign equivalents thereof and such other laws or regulations, and other out-of-pocket expenses, as are applicable to Buyer.  Buyer shall coordinate and cooperate with the Seller in exchanging such information and assistance as the Seller may reasonably request in connection with all of the foregoing.

(b)           In furtherance and not in limitation of the terms of Section 5.1(a) above, to the extent required by applicable law, the Parties shall supply promptly any information and documentary material that may be requested by any Governmental Entity (including the Antitrust Division, the Federal Trade Commission and the Office of the Hawaii Attorney General pursuant to the Hart-Scott-Rodino Act) or any other laws or regulations applicable to the Parties, and shall cooperate in connection with any filing under applicable antitrust laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any governmental authority, including the Federal Trade Commission, the Antitrust Division or the office of any state attorney general.

(c)           In furtherance and not in limitation of the terms of Section 5.1(a) above, Buyer shall cooperate in good faith with any Governmental Entity (including the Antitrust Division, the Federal Trade Commission and the Office of the Hawaii Attorney General pursuant to the Hart-Scott-Rodino Act) or any other laws or regulations applicable to Buyer and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement, including (i) complying with any request, directions, determinations, requirements or conditions of any Governmental Entity (including the Antitrust Division, the Federal Trade Commission and the Office of the Hawaii Attorney General pursuant to the Hart-Scott-Rodino Act), (ii) complying with other limitations or other requirements of any Governmental Entity (including the Antitrust Division, the Federal Trade Commission and the Office of the Hawaii Attorney General pursuant to the Hart-Scott-Rodino Act) with respect to the operation of any of Buyer’s existing assets or businesses following the Closing, and (iii) taking all other actions necessary or reasonable, including instigating or defending any proceeding or litigation, making reasonable offers of compromise, and promptly removing or causing to be removed any direction, determination, requirement, injunction, order, condition or limitation, that prevents or would prevent, or that makes illegal, the timely consummation of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, Buyer shall not be required to take any of the foregoing actions if it would result, or reasonably would be expected to result, in the loss or, disposition or impairment of assets in excess of de minimus value, including (A) proffering and/or consenting to an order providing for the sale, license or other disposition, or the holding separate, of any material assets, categories of assets or lines of business of Buyer or any of its Affiliates, or any material assets or lines of business of the Company, (B) selling, licensing or otherwise disposing of any entities, (C) termination, amending or assigning existing relationships and contractual rights and obligations, (D) terminating, amending or assigning existing franchise relationships or agreements relating thereto, or (E) amending, assigning or terminating existing licenses or other agreements and entering into new licenses or other agreements.  The entry by any Governmental Entity in any action of an order permitting the consummation of the transactions contemplated hereby but requiring any of items specified in the preceding sentence shall be deemed a failure to satisfy the conditions specified in Sections 7.1 and/or 7.2

(d)           The Parties shall cooperate with each other in this regard and no Party shall have any communications with any Governmental Entity without the participation or consent of the other Parties.  Each Party shall notify the other Parties immediately upon receipt of any correspondence or other communication from any Governmental Entity.

(e)           Seller shall cause the Company to use commercially reasonable efforts to obtain, and Buyer shall cooperate with Seller and the Company in obtaining (which cooperation will include, without limitation, promptly delivering any financial or other information of Buyer as may be reasonably requested by any third-party who is being asked for a consent), any consents or approvals of other Persons (other than any Governmental Entity, which are subject to the preceding subsections of this Section 5.1) in connection with its execution and delivery of, and the performance of its obligations pursuant to, this Agreement; provided that, except for the Lease Consents, the failure to obtain such any such consents or approvals shall not affect Buyer’s obligation to consummate this Agreement or otherwise hinder or delay the Closing.  Subject to Seller’s right to remove a Property for which a Lease Consent has not been obtained as set forth in Section 6.16 of this Agreement, Seller’s failure to obtain any of the Lease Consents shall be deemed a failure to satisfy the condition set forth in Section 7.1(b). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such consents from other Persons, no Party to this Agreement shall be required to make payments, commence litigation or agree to modifications of the terms and conditions of any agreements with such other Persons.

5.2          Operation of Business.

(a)           Except (i) as contemplated by this Agreement or the Station Acquisition Agreements, (ii) as required by applicable law or by any agreement in effect on the date hereof, or (iii) with Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the Closing Date, Seller shall cause the Company to use commercially reasonable efforts to (A) preserve the ordinary and customary relationships with its customers, dealers, suppliers, and others having business dealings with it, in each case that are material to the Business and goodwill associated therewith, (B) maintain its material assets and properties in accordance with current use in connection with the Business, and (C) conduct the operations of the Business in the ordinary course consistent with past practice; provided, however, that the Company shall be permitted to use any and all cash, cash equivalents and short-term liquid investments to repay loans or make other payments or distributions to Seller or any of its Affiliates (including such distributions contemplated by Section 2.3 of this Agreement), which repayments or other payments shall not be a breach of any representation, warranty, covenant or other agreement of Seller contained in this Agreement.

(b)           Without limiting the generality of the foregoing Section 5.2(a), except as set forth on Section 5.2(b) of the Disclosure Schedule, as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as contemplated by the Station Acquisition Agreements, Seller shall cause the Company not to, except as otherwise contemplated by this Agreement or as required by applicable law:

(i)            change or amend its certificate of incorporation or bylaws or other organizational documents;

(ii)           sell, assign, transfer, license, or otherwise dispose of, or mortgage, pledge or permit the incurrence of any Security Interest, except for Permitted Security Interests, on any assets, including any Real Property, in each case that is material to the Business, other than (A) in the ordinary course of business consistent with past practices of the Business, or (B) sales or other dispositions of obsolete or excess equipment or other assets not used in the Business;

(iii)          issue, sell or transfer any Shares or other equity securities, securities convertible into Shares or other equity securities or Options of the Company;

(iv)          (A) grant or increase any rights to severance or termination pay to any present or former director or officer (in each case, other than grants or increases that are required by an applicable Company Benefit Plan, grants or increases that are substantially consistent with the past practice of the Business or grants or increases for which neither the Business nor the Buyer will be obligated following the Closing), or (B) except in the ordinary course of business and consistent with past practice of the Business, adopt, enter into or materially amend any individual employment, retention, change in control bonus or severance agreement, whether for a present or former employee, or amend any Company Benefit Plan;

(v)           hire any executives or, except as provided in Section 5.7, terminate the services of any existing executives, except in the ordinary course of business and consistent with past practices of the Business or contemplated by this Agreement, or required by applicable law;

(vi)          increase the rate of annual cash compensation paid, or pay any cash bonus, to any Employee, except for those increases or bonuses made in the ordinary course of business consistent with past practice.

(vii)         except in the ordinary course of business, consistent with past practices, or as set forth in the Capital Expenditure Forecast, make any capital expenditures or commitments therefor in an amount in excess of $500,000 in the aggregate;

(viii)        acquire any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise), other than the acquisition of assets in the ordinary course of business consistent with past practices for the Business, and in all events for an aggregate amount not in excess of $1,000,000;

(ix)          (A) materially change the accounting principles, methods or practices of the Business, except in each case to conform to changes in GAAP or (B) make or rescind any material income tax election to extent such action would adversely affect Buyer or the Company with respect to a Post-Closing Tax Period or Straddle Period;

(x)           except in the ordinary course of business, (A) materially adversely modify or terminate (excluding any expiration in accordance with its terms) any Designated Contract, or (B) enter into any contract that if entered into prior to the date hereof would be deemed a Designated Contract;

(xi)          take or omit to take any action that would reasonably be expected to result in a Company Material Adverse Effect;

(xii)         issue, sell or deliver any capital stock or other equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its capital stock or other equity securities;

(xiii)        effect any recapitalization, reclassification, stock or unit dividend, stock or unit split or like change;

(xiv)        adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization (excluding the transactions contemplated herein);

(xv)         except for the Specified Action, settle or compromise any pending Actions for an amount in excess of $500,000 except in the ordinary course of business and consistent with past practices of the Business;

(xvi)        terminate or cancel any material insurance policy naming the Company at its beneficiary or a loss payee or additional insured;

(xvii)       materially change the scope of the Business or enter into a new line of business;

(xviii)      make or change any Tax election, change an annual accounting period, adopt or change any Tax accounting method, file any amended tax return, enter into any Tax closing agreement, settle any Tax claim or assessment relating to the Company, or consent to any extension or waive of the limitation period applicable to any Tax claim or assessment relating to the Company if such election, adoption, change amendment, agreement, settlement or consent would have the effect of materially increasing the Tax liability of the Company for the Post-Closing Tax Period.

(xix)        enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 5.2(b).

5.3          Access to Information; Record Retention; Cooperation.

(a)           Access to Information.  Subject to compliance with contractual obligations and applicable laws and regulations, following the Closing, Seller and Buyer shall afford to each other and each other’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to Information within the possession or control of such Party or its Affiliates, relating to the Business prior to the Closing, insofar as such access is reasonably required by the other Party.  Information may be requested under this Section 5.3(a) for, without limitation, financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Closing Statement, resolving any differences between the Parties with respect to the Closing Statement, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or exchange filings, prosecuting, defending or settling any litigation, Environmental Matter or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes.

(b)           Access to Personnel.  Following the Closing, each Party shall use commercially reasonable efforts to make available to the other Party, upon written request, such Party’s and its Affiliates’ officers, directors, employees and agents to the extent that such Persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Business prior to the Closing or for any other matter referred to in Section 5.3(a).

(c)           Reimbursement.  A Party providing Information or personnel to another Party under Section 5.3(a) or (b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in providing such Information or personnel; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees or directors of the providing Party or its Affiliates.

(d)           Retention of Records.   Except as otherwise required by law or agreed to in writing by the Parties, Buyer and Seller shall each (and each shall cause its Affiliates to) use commercially reasonable efforts to preserve all Information in its possession pertaining to the Business prior to the Closing until the seventh anniversary of the Closing.  Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party to deliver such Information to the other Party and, if such offer is not accepted within ninety (90) days, the offered Information may be disposed of at any time.

(e)           Preparation of Seller Financial Statements.  Following the Closing, Buyer shall cause the Company to prepare and provide to Seller all information relating to the Business reasonably required for Seller to prepare the financial statements and Tax Returns of Seller for all fiscal periods that precede or include the Closing Date.  During the period of preparation of financial statements or Tax Returns of Seller, Buyer shall use its commercially reasonable efforts to ensure that Seller (and its auditors) will be provided with reasonable access to the Company, its financial management, including the financial directors of each Business and any accountant’s work papers, and their books, accounts and records and will be able to review the work being carried out in accordance with this Section 5.3(e).

5.4          Director, Officer and Manager Indemnification.

(a)           After the Closing Date, the Company shall, and the Buyer shall cause the Company to, to the fullest extent permitted under the applicable law, indemnify, defend and hold harmless, each individual who, on or prior to the Closing Date, was an officer or director of the Company (each, together with such Person’s heirs, executors or administrators, an “Indemnified Officer” and collectively, the “Indemnified Officers”) against any Damages arising out of, relating to or in connection with such person’s service as a director, officer, employee or agent of the Company or service as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, at the request or for the benefit of the Company.  In the event of any actual or threatened claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date):  (i) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Officers, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received and shall pay all other reasonable expenses incurred in defending against such action in advance of the final disposition of such action; (ii) the Company will cooperate and use all reasonable efforts to assist in the vigorous defense of any such matter; and (iii) to the extent any determination is required to be made with respect to whether an Indemnified Officer’s conduct complied with the standards set forth under the Company’s organizational documents, such determination shall be made by independent legal counsel acceptable to the Company and the Indemnified Officer; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and, provided, further, that if the Company advances or pays any amount to any Person under this Section 5.4(a) and if it shall thereafter be finally determined by a court of competent jurisdiction that such person was not entitled to be indemnified hereunder for all or any portion of such amount, to the extent required by law, such Person shall repay such amount or such portion thereof, as the case may be, to the Company.  The Indemnified Officers as a group may not retain more than one law firm to represent them with respect to each matter, except to the extent that under applicable standards of professional conduct such law firm would have a conflict representing such Indemnified Officers.

(b)           For a period of six (6) years following the Closing Date, Buyer shall cause the Company to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Buyer or the Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining at or prior to the Closing a prepaid, non-cancelable six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to matters existing or occurring at or prior to the Closing Date and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 5.4 shall be continued in respect of such claim until the final disposition thereof.

(c)           In the event that the Company, the Buyer or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made by the Company and the Buyer so that the successors and assigns of the Company or the Buyer, as the case may be, shall assume the obligations of the Company or the Buyer, as the case may be, set forth in this Section 5.4.

(d)           The Buyer shall pay or cause the Company to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Officer in enforcing the indemnity and other obligations provided in this Section 5.4.

(e)           The rights of each Indemnified Officer hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Officer may have under the organizational documents of the Company, any indemnification agreement, law or otherwise. The Buyer expressly agrees that all rights to exculpation, indemnification, defense and advancement of expenses and all limitations on liability existing in favor of the Indemnified Officers as provided in the organizational documents of the Company or in any other agreements in effect on the date hereof, shall survive the consummation of the transaction contemplated hereby and continue in full force and effect, and the Buyer shall cause the Company to honor such obligations and undertakings after the Closing in accordance with the terms of the organizational documents of the Company and such other agreements as they existed as of the date of this Agreement or, if more favorable to the Indemnified Officers, in accordance with the terms of the organizational documents of the Company as they exist when an Indemnified Officer seeks indemnification, defense or other limitation of liability.  The provisions of this Section 5.4 shall survive the Closing and expressly are intended to benefit, and be enforceable by, each of the Indemnified Officers.

5.5          Disclosure Generally.

(a)           Any information furnished in the Disclosure Schedule (or any update thereto) shall be deemed to modify all of Seller’s representations and warranties.  The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Company Material Adverse Effect, or is outside the ordinary course of business.

(b)           Seller shall be entitled to submit to Buyer, from time to time between the date hereof and the Closing Date, written updates to the Disclosure Schedule disclosing any events or developments that occur or any information learned between the date of this Agreement and the Closing Date.

(c)           Seller’s representations and warranties contained in ARTICLE III shall be construed for all purposes of this Agreement in accordance with the Disclosure Schedule, as so updated; provided that Buyer shall have the right to terminate this Agreement as a result of any such update to the Disclosure Schedule to the extent provided in Section 9.1(f).

5.6          Certain Employee Benefits Matters.

(a)           Buyer shall take all commercially reasonable actions to permit Employees to continue in employment with Buyer and its Affiliates (including the Company) immediately following the Closing.

(b)           For a period of at least twelve (12) months following the Closing Date, Buyer and its Affiliates shall provide (or cause the Company to provide) each continuing Employee with (i) a base salary or regular hourly wage, as applicable, and cash bonus opportunity, in each case, that is not less than the base salary or regular hourly wage and cash bonus opportunity provided to such Employee immediately prior to the Closing, and (ii) other compensation and benefits that are no less favorable in the aggregate, to the compensation and benefits (A) provided to the Employee immediately prior to Closing (excluding, for this purpose, equity-based compensation) or (B) provided to similarly-situated employees of Buyer and its Affiliates (excluding, for this purpose, equity-based compensation).

(c)           Subject to applicable law, each Employee, for purposes of eligibility to participate and vesting under the Buyer Plans, shall be credited with his or her period of service with the Company before the Closing Date, to the same extent as such Employee was entitled, before the Closing Date, to credit for such service under any similar Company Benefit Plan, except to the extent that such credit would result in a duplication of benefits.  In addition, subject to applicable law, and without limiting the generality of the foregoing: (i) each Employee shall be immediately eligible to participate, without any waiting time, in any and all Buyer Plans, except to the extent that any waiting period still applied to such Employee under the comparable Company Benefit Plan in which such Employee participated immediately before the Closing (such plans, collectively, the “Existing Plans”); and (ii) for purposes of each Buyer Plan providing medical, dental, pharmaceutical or vision benefits to any Employee, Buyer and its Affiliates shall cause (or cause the Company to cause) all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan to be waived for such Employee and his or her covered dependents (except to the extent that such exclusions or requirements continued to apply under the Existing Plans as of the Closing Date), and Buyer and its Affiliates shall cause (or cause the Company to cause) any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Existing Plan ending on the date such Employee’s participation in the corresponding Buyer Plan begins to be taken into account under such Buyer Plan for purposes of satisfying all deductible, co-payments and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Plan.

(d)           Buyer shall be solely responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code to provide continuation coverage to or with respect to any Employee (and his or her eligible dependents) with respect to any “qualifying event” which occurs after the Closing and relates to such Employee’s employment with Buyer or any Affiliate of Buyer (including the Company), and for any Employee (and the spouse and other dependents of any Employee) who is or becomes an “M&A qualified beneficiary” in accordance with the transactions contemplated by this Agreement, as determined pursuant to Treasury Regulation 54.4980B-9, Q&A 4 et seq. or such other applicable laws.

(e)           Buyer agrees that it shall not, nor shall it permit the Company to, at any time prior to ninety (90) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (together with any similar state or local statute, rule or regulation, “WARN”) without complying in all material respects with the notice requirements and all other provisions of WARN.

(f)            If requested by Buyer, subject to the terms of any such Company Benefit Plan, the Company’s Board of Directors shall adopt resolutions terminating, effective at least one day prior to the Closing Date (the “ERISA Effective Date”), any Company Benefit Plan qualified under Section 401(a) of the Code (each, a “Company 401(k) Plan”).  At the Closing, Seller shall provide Buyer with executed resolutions of the Company’s or Seller’s Board of Directors authorizing such termination and amending any such 401(k) Plan commensurate with its termination to the extent necessary to comply with all applicable laws.  Without limiting the generality of the foregoing, each Employee who remains an employee of Buyer or its Affiliates following the Closing and who satisfies the eligibility requirements of a tax-qualified deferred contribution retirement plan maintained by Buyer or one of its Affiliates in which the Employees are eligible to participate (the “Buyer 401(k) Plan”) (taking into account any credit for service required by this Section 5.6) shall become eligible to participate in Buyer’s 401(k) Plan on the Closing Date and shall be credited with eligibility service and vesting service for all periods of service with the Company or any other entity to the extent so credited with such service under the applicable Company 401(k) Plan.  Prior to the Closing Date, Buyer shall take any and all action necessary (including necessary plan amendments) to cause the Buyer 401(k) Plan to permit any such Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(3) of the Code, inclusive of loans), in the form of cash or notes (in the case of loans), in an amount equal to the full account balance distributable to such Employee from the applicable Company 401(k) Plan to the Buyer 401(k) Plan.

(g)           No provision of this Agreement shall (i) be deemed to create any contract of employment or severance between Buyer and/or Company and any current or former employee of the Company, (ii) create any third-party beneficiary or other rights in any current or former Employee, director or other service provider of the Company, or (iii) be construed as an amendment, waiver or creation of any Company Benefit Plan.

5.7          Resignations.  Seller shall cause the officers, directors and managers identified to Seller by Buyer in writing no later than five Business Days prior to the Closing, to resign from their position with the Company effective upon the Closing.

5.8          Conduct of Parties Prior to the Closing.  The Parties hereby agree that, between the date hereof and the Closing, except as contemplated by this Agreement, they shall not, directly or indirectly, without the prior written consent of the other, take or cause to be taken any action that could be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action.

5.9          Replacement of Letters of Credit.  Unless otherwise agreed to in writing by Seller, Buyer shall use its best efforts to arrange, prior to the Closing, for replacement arrangements (which shall include a full and complete release of Seller and its Affiliates, other than the Company), including, to the extent required, guarantees, surety bonds and letters of comfort, reasonably satisfactory to Seller with respect to all surety bonds, letters of credit and other borrowings or other contractual obligations of the Business which are set forth on Schedule 5.9.  In the event that, despite Buyer’s best efforts, Buyer and is unable to effectuate such replacement arrangements with the counter parties to such obligations, then upon the Closing, Buyer and its Subsidiaries shall provide the Seller and Seller-Related Parties with an indemnity reasonably acceptable to Seller and Seller-Related Parties, indemnifying and holding harmless Seller and Seller-Related Parties from and against any and all liabilities, costs, losses, damages and/or expenses which Seller and Seller-Related Parties may suffer as a result of their continuing liability on such guarantees, surety bonds, covenants, indemnities, letters of credit and other borrowings or other contractual obligations.

ARTICLE VI
PROPERTY AND ENVIRONMENTAL MATTERS

6.1          Buyer Property Inspections.

(a)           Property Condition.  Buyer has agreed to the Purchase Price, in part, on the assumption that each Property: (i) is in substantially good working order and repair, subject to normal wear and tear; and (ii) except as set forth on Section 6.1(a) to the Disclosure Schedule, is in substantial compliance with all laws, statutes, ordinances and governmental regulations as are required to operate such Property for the use it is being operated as of the Effective Date.  Except as specifically provided in Article III, Seller makes no representation or warranty regarding the foregoing.  The provisions of this ARTICLE VI shall be the sole and exclusive method of addressing the physical condition of the Property and the physical improvements thereon.  This Section 6.1 shall not apply to any Buyer Environmental Investigation which shall be conducted pursuant to Section 6.3 of this Agreement.

(b)           Inspection of Above-Ground Improvements, Fixtures and Equipment Other than UST Systems, Dispensers and Ancillary Components Thereof.  During the Inspection Period, Buyer shall have the right to inspect the above-ground physical improvements, fixtures and equipment at (i) each Property (other than a Terminal Property) by using the property inspector set forth on Section 6.1(b)(i) of the Disclosure Schedule and (ii) each Terminal Property by using the property inspector set forth on Section 6.1(b)(ii) of the Disclosure Schedule (each such property inspector, a “Property Inspector” and together, the “Property Inspectors”).  All costs of the inspections by the Property Inspectors shall be paid by Buyer.  Each of the Property Inspectors shall, prior to the expiration of the Inspection Period and within fifteen (15) Business Days after performing an inspection, prepare and deliver to Buyer and Seller a written report (each, an “Inspection Report”) (i) identifying each Defective Condition and (ii) providing an estimated cost to correct each Defective Condition.

(c)           Remedies for Defective Conditions.  As Buyer’s sole and exclusive remedy for any Defective Condition at a Property identified in any Inspection Report,

the Seller shall, at Seller’s election and subject to the terms hereof, choose one of the following options as to each Defective Condition (as any one Property may have more than one identified Defective Condition): (i) correct the Defective Condition at Seller’s sole cost and expense (“Option (1)”), (ii) credit Buyer at Closing against the Purchase Price an amount equal to the estimated cost to correct such Defective Condition as indicated in the Inspection Report (“Option (2)”), in which event Buyer shall assume full Responsibility for the Defective Condition, or (iii) if the estimated cost to correct all the Defective Condition(s) at any one Property is equal to or greater than the Station Correction Cost Cap (or, with respect to any Terminal Property, equal to or greater than Terminal Correction Cost Cap), then, Seller may elect to designate such Property as an Excluded Property as provided for, and subject to the terms of, Section 6.5(b) (“Option (3)”).  Within ten (10) days following the Final Report Date, Seller shall notify Buyer in writing whether Seller elects to pursue Option (1), Option (2) or Option (3) for each Defective Condition identified in the Inspection Report.  Seller’s failure to provide Buyer with such notice for any such Defective Condition on or before the date required herein shall be deemed Seller’s election to pursue Option (1) for such Defective Condition.

(d)           Remedies Procedure.

(i)            Option (1).  If Seller elects to correct a Defective Condition in accordance with Option (1), then the procedures set forth in this Section 6.1(d)(i) shall apply.  Seller shall use commercially reasonable efforts to correct the Defective Condition(s).  Once Seller believes the Defective Condition has been corrected, Seller shall provide written notice thereof to Buyer and the applicable Property Inspector.  The applicable Property Inspector shall make a follow-up inspection of such Defective Condition solely for the purpose of confirming whether the Defective Condition originally identified in the Inspection Report was corrected; provided that such Property Inspector will not be obligated to issue any further report in connection with any follow-up inspection.  If necessary, Seller shall continue to diligently pursue to completion the correction of any Defective Condition originally identified in the Inspection Report that the applicable Property Inspector indicates was not corrected in such follow-up inspection.  Seller shall use commercially reasonable efforts to correct Defective Condition(s) prior to the Closing Date.  However, if, despite the commercially reasonable efforts a Defective Condition has not been corrected prior to the Closing Date, Buyer shall not have the right to delay the Closing, but Seller shall diligently correct such Defective Condition(s) following the Closing Date in such manner as minimizes interference with Buyer’s business on the Property; provided that if the estimated cost to repair the Defective Condition(s) not repaired prior to Closing exceeds $300,000 in the aggregate, Seller shall deposit such amount into the Environmental Escrow Account at Closing, with such amounts to be withdrawn in the same manner as amounts are withdrawn from the Environmental Escrow Account as it relates to UST Repair Actions and with appropriate conforming changes made to the form of Escrow Agreement to reflect the addition of such funds to the Environmental Escrow Account.  Buyer shall afford Seller and its agents access to the applicable Property as are necessary to complete the corrective work.

(ii)           Option (2).  If Seller elects to pursue Option (2) with respect to any particular Defective Condition, then Buyer shall receive credit at Closing against the Purchase Price and thereafter be solely responsible for correcting such Defective Condition(s).

(iii)          Option (3).  If Seller elects to pursue Option (3) with respect to any particular Defective Condition, then the procedures set forth in Section 6.5 shall apply.

(e)           Inspection and Testing of UST Systems, Dispensers and Ancillary Components Thereof.  Any testing and inspection by Buyer of UST Systems, Dispensers and ancillary components thereof at the Properties shall be performed exclusively pursuant to this Section 6.1(e).  Buyer shall have the right to have the Tank Tester set forth on Section 6.1(e) of the Disclosure Schedule perform a Tank Integrity Test on or inspect any of the UST Systems, Dispensers or ancillary components thereof, including but not limited to vapor recovery equipment, on the Properties.  All costs of the inspections by the Tank Tester shall be paid by Buyer.  The Tank Tester shall, prior to the expiration of the Inspection Period and within fifteen (15) Business Days after performing an investigation, prepare and deliver to Buyer and Seller a written report (the “Tank Integrity Test Report”) (i) identifying any UST Defective Conditions and (ii) providing an itemization of the estimated cost of the UST Repair Action for each such UST Defective Condition.

(f)            Remedies for UST Defective Conditions.  As Buyer’s sole and exclusive remedy for any UST Defective Condition at a Property identified in any Tank Integrity Inspection Report, Seller shall, at Seller’s election and subject to the terms hereof, choose one of the following options as to each UST Defective Condition (as any one Property may have more than one identified UST Defective Condition): (i) correct the UST Defective Condition at Seller’s sole cost and expense (“UST Option (1)”), in which case, such UST Defective Condition shall be Seller’s Responsibility pursuant to Section 6.4.1(a)(iv) and Buyer shall deposit, on behalf of Seller, the aggregate of all UST Repair Action Cost Estimates for such UST Defective Condition in the Environmental Escrow Account on the Closing Date in accordance with Section 2.4(b)(vii) and as contemplated by Section 6.5(a), (ii) credit Buyer at Closing against the Purchase Price an amount equal to the estimated cost to correct such UST Defective Condition as indicated in the Tank Integrity Inspection Report (“UST Option (2)”), in which case Buyer shall assume full Responsibility for the UST Defective Condition and all UST Repair Action associated with such UST Defective Condition, or (iii) if the Environmental Action Cost Estimate for (A) any individual Real Property (other than any Terminal Property) equals or exceeds the Station Removal Threshold, or (B) any Terminal Property equals or exceeds the Terminal Removal Threshold, then, Seller may elect to designate such Property as an Excluded Property as provided for, and subject to the terms of, Section 6.5(b) (“UST Option (3)”).  Within ten (10) days following the Final Report Date, Seller shall notify Buyer in writing whether Seller elects to pursue UST Option (1), UST Option (2) or UST Option (3) for each UST Defective Condition identified in the Tank Integrity Inspection Report.  Seller’s failure to provide Buyer with such notice for a particular UST Defective Condition on or before the date required herein shall be deemed Seller’s election to pursue UST Option (1) for such UST Defective Condition.

(g)           No Buyer Inspection of Acquired Station Properties.  Notwithstanding anything in this Agreement to the contrary, in no event shall Buyer be permitted to conduct, or cause to be conducted, any Buyer Inspection at any of the Acquired Station Properties.

6.2          Scheduling of Environmental Conditions.

6.2.1.      Ongoing Corrective Action Properties.  Section 6.2.1 of the Disclosure Schedule identifies each Real Property at which Ongoing Corrective Action is being performed by the Company or Seller on behalf of the Company as of the Effective Date and sets forth the estimated remaining future cost, as of the Effective Date, to achieve NFA Status (“Ongoing Corrective Action Cost Estimates”).

6.2.2.      Third-Party Corrective Action Properties.  Section 6.2.2 of the Disclosure Schedule identifies each Real Property at which Ongoing Corrective Action is being performed by third parties, not the Company or Seller on behalf of the Company, as of the Effective Date.

6.2.3.      Properties With Corrective Action Achieving NFA Status.  Section 6.2.3 of the Disclosure Schedule identifies each Real Property, other than any Real Property listed on Section 6.2.1 or Section 6.2.2 of the Disclosure Schedule, with Corrective Action that has achieved No Further Action Status (including the date on which such status was achieved) prior to the Effective Date.

6.2.4.      No Release Properties.  Section 6.2.4 of the Disclosure Schedule identifies each Real Property at which a Release has not been discovered by Seller or the Company and where there is no Ongoing Corrective Action as of the Effective Date.

6.2.5.      Third Party Claims.  Section 6.2.5 of the Disclosure Schedule identifies each Real Property at which, as of the Effective Date: (a) a third party has alleged or reported that a Release has occurred at the Real Property, (b) Corrective Action is not occurring at such Real Property and (c) No Further Action Status has not been achieved.

6.3          Buyer Environmental Investigations.

6.3.1.      Buyer Environmental Investigation Procedure.

(a)           During the Inspection Period, Buyer shall have the right to have the environmental consultant set forth on Section 6.3.1(a) of the Disclosure Schedule (the “Buyer Environmental Consultant”) conduct Buyer Environmental Investigations at one or more of the Properties.  All costs of the investigations by the Buyer Environmental Consultant shall be paid by Buyer.  Buyer Environmental Investigations shall be performed in accordance with a Property-specific work plan reasonably acceptable to and approved in writing by the Company.  Buyer Environmental Investigations shall not unreasonably disrupt business operations at the Property.

(b)           The Buyer Environmental Consultant shall, prior to the expiration of the Inspection Period and within fifteen (15) Business Days after the submission of samples for laboratory analysis, prepare and deliver to Buyer and Seller a separate written report for each Property at which a Buyer Environmental Investigation was performed (i) stating whether any Release was discovered, (ii) detailing the work performed, and (iii) describing the results, of the work performed, including boring logs, figure(s) depicting boring and sampling locations, tables containing analytical results of soil and groundwater sampling and laboratory report(s) or some reasonable combination thereof, which is necessary to identify with reasonable specificity, any Release that the Buyer Environmental Consultant states it has discovered at such Property (“Buyer Environmental Investigation Report”).

(c)           As to any Release identified during a Buyer Environmental Investigation at any Real Property listed on Section 6.2.3 of the Disclosure Schedule, the Parties agree to reasonably consult regarding the nature of the Release identified in the Buyer Environmental Investigation Report, taking into account the factual conditions upon which NFA Status was achieved.  If, in the reasonable judgment of Buyer, the Release constitutes a new Release, Seller shall proceed to report the Release to the Responsible Governmental Agency.  In the event a Responsible Governmental Agency does not assign a new case number to such Release within ninety days of the reporting, Seller shall have no further Responsibility for Corrective Action at such Real Property and Buyer shall promptly reimburse Seller for all reasonable, documented, out-of-pocket costs incurred by Seller after reporting such Release to the Responsible Governmental Agency.  In the event the Responsible Governmental Agency assigns a new case number and determines that additional Corrective Action is required in order to preserve or requalify for NFA Status, Seller shall be Responsible for such Corrective Action at such Real Property pursuant to Section 6.4.1(a)(ii).

(d)           Notwithstanding anything in this Agreement to the contrary, in no event shall Buyer be permitted to conduct, or cause to be conducted, any Buyer Environmental Investigation at any of the Acquired Station Properties.

6.3.2.      Dispute Resolution to Determine Responsibility for Releases and/or Environmental Action Cost Estimates.

(a)           If Buyer contends but Seller disputes that Seller is responsible for a Release identified during a Buyer Environmental Investigation pursuant to Section 6.3.1 of this Agreement or if Buyer disputes a Seller-provided Environmental Action Cost Estimate, the Dispute shall be referred to an Environmental Arbiter for resolution prior to the expiration of the Inspection Period pursuant to the following procedure.  Within ten (10) Business Days of receipt of the Buyer Environmental Investigation Report or Seller’s Environmental Action Cost Estimate, the disputing Party shall notify the other Party of any Dispute related thereto.  Within seven (7) Business Days of such notice, (i) Seller and Buyer shall each select a qualified environmental professional to serve as an Environmental Arbiter and (ii) the two Environmental Arbiters so designated shall jointly select a third Environmental Arbiter who, unless consented to by each of Buyer and Seller, has not rendered services to Seller or Buyer or any of their respective Affiliates, within the past five (5) years. Within seven (7) Business Days following the selection of the third Environmental Arbiter, Buyer and Seller shall each submit in writing a concise statement of its position, along with any supporting information. The Environmental Arbiters shall consider all information submitted by Buyer and Seller to make the final determination, but shall not perform additional on-site studies or evaluations unless agreed to by Seller and Buyer.  The Environmental Arbiters shall be instructed to base their determination of any disputes on the lowest cost alternative available consistent with applicable Environmental Laws.  The Environmental Arbiters shall issue a written opinion setting forth their determination within fifteen (15) days after the submissions by the Parties.  The Environmental Arbiters’ determination shall be final and binding; provided, however, if a Dispute involves potential Corrective Action costs and/or UST Repair Action costs, and the Environmental

Arbiters confirm such costs are in excess of the Station Removal Threshold or the Terminal Removal Threshold, as applicable, such Real Property shall be eligible to become an Excluded Property pursuant to the procedures specified in Section 6.5.  Buyer and Seller shall each pay the costs of the Environmental Arbiter selected by them, and one-half of the cost of the third Environmental Arbiter.

(b)           If the Parties are engaged in the dispute resolution procedure described in Section 6.3.2(a) with respect to one or more Disputes relating to an Environmental Action Cost Estimate the highest proposed amount of which is less than the Station Removal Threshold or the Terminal Removal Threshold, as applicable, and which remain unresolved as of the Closing Date, the Real Property which is the subject of such Dispute shall not be an Excluded Property at the Closing, the Purchase Price in respect thereof shall be paid to Seller, and there shall be deposited into the Environmental Escrow Account, the mean between Seller’s Environmental Action Cost Estimate and the Environmental Action Cost Estimate asserted by Buyer.  Promptly following resolution of such Dispute, Seller shall deposit into the Environmental Escrow Account any shortfall with respect to that amount of such Real Property’s Environmental Action Cost Estimate that was previously deposited into the Environmental Escrow Account, or the Parties shall cause the Escrow Agent to promptly release to Seller any surplus Environmental Action Cost Estimate for such Real Property that was previously deposited into the Environmental Escrow Account, as applicable in keeping with the resolution of the Dispute.

6.3.3.      Confidentiality.  Buyer shall not, and shall cause Buyer’s Representatives not to, disclose to any third party information obtained during any Buyer Environmental Investigation without Seller’s written consent, which may be given or withheld in Seller’s sole and absolute discretion.  Notwithstanding the foregoing to the contrary, Buyer may, subject to and in accordance with the terms of the Confidentiality Agreement, share such information with its professionals retained for this transaction, including environmental consultants, attorneys and accountants.

6.4          Environmental Responsibility after Closing.  This ARTICLE VI shall exclusively govern the Parties’ allocation of responsibility for, and rights and obligations pertaining to, Defective Conditions, Releases, Corrective Action, UST Repair Action and Environmental Liabilities, except that Buyer may proceed under ARTICLE VIII in the event of any breach of the representations and warranties set forth in Section 3.2 and in the event that Buyer is entitled to indemnification pursuant to the terms of Section 6.14, in each case, subject to the limitations set forth ARTICLE VIII.

6.4.1.      Seller’s Responsibility.

(a)           Scope of Seller Responsibility.  Subject to the provisions of this ARTICLE VI, Seller shall diligently perform, at its sole cost:

(i)            any Ongoing Corrective Action at a Real Property listed on Section 6.2.1 of the Disclosure Schedule;

(ii)           any Corrective Action at or relating to each Real Property (A) listed on Section 6.2.3, Section 6.2.4 or Section 6.2.5 of the Disclosure Schedule at which a

Release is identified in a Buyer Environmental Investigation, in each case, that (x) is reportable to a Responsible Government Agency as a Release pursuant to Section 6.3.1(c) and (y) discovered by or disclosed to Seller prior to the expiration of the Inspection Period in accordance with the provisions of Section 6.3.1;

(iii)          any Corrective Action to address a Release that occurs as a result of Corrective Action by or on behalf of Seller at a Property after the Closing Date but excluding any Property listed on Section 6.2.2 of the Disclosure Schedule; and

(iv)          all UST Repair Actions at any Real Property (other than any Excluded Property) which are identified in a Tank Integrity Test Report and for which Seller has elected to be Responsible by pursuing UST Option (1).

Other than as expressly set forth in this Section 6.4.1(a), Seller shall not be responsible for any Corrective Action or UST Repair Action at any of the Properties after Closing, including performing Corrective Action for a Release discovered after Closing for which Seller does not have responsibility prior to Closing.

(b)           Limitations on Seller’s Corrective Action Responsibility.  With respect to any Corrective Action for which Seller is responsible pursuant to this Agreement, Seller shall use commercially reasonable efforts to pursue NFA Status.  Seller shall be permitted to utilize any reasonable method or approach to pursue and obtain NFA Status, including, natural attenuation and Engineering and Institutional Controls.  Buyer-Related Parties shall cooperate with Seller in obtaining NFA Status, including implementing any Engineering and Institutional Controls to obtain NFA Status and coordinating with any applicable Responsible Government Agency to execute, file and record any deed notice, restriction or similar restrictive covenant in the County recorder’s records for a Property, to the extent such deed notice, restriction or restrictive covenant is proposed by Seller.  Except to the extent required by applicable Environmental Laws, the Buyer-Related Parties shall not communicate with any Responsible Government Agency concerning the necessity for Corrective Action at any Real Property, or contest, challenge or appeal any particular decision, standard or determination of any such agency, without the prior written consent of Seller.  In no event shall Seller’s obligations under this Section require any Corrective Action to achieve a cleanup standard higher than necessary for use of the Property for the storage, sale, and dispensing of Fuel.  Buyer-Related Parties acknowledge that Corrective Action that results in NFA Status may allow for the continued presence of Hazardous Substances on, under or emanating to or from a Property.  Seller’s obligation under this Section 6.4.1 shall be based only on Environmental Laws existing as of the Closing Date.  Nothing in this Section shall prejudice the right of Seller to contest, challenge or appeal any particular decision, standard or determination of any Responsible Government Agency or limit Seller’s right to pursue or obtain NFA Status based on any practicable approach.  With respect to any particular Release for which the Seller is responsible pursuant to this Agreement, Seller’s obligation under this Section 6.4.1 and Section 8.1 shall terminate upon the securing of NFA Status.  This Agreement shall not affect any indemnity protection or other contract rights that Seller may have from or against prior owners or third parties who may be responsible for Releases or Corrective Action.

6.4.2.      Buyer’s Responsibility.  Buyer shall be responsible for performing, at its sole cost, all Corrective Action and UST Repair Action at the Properties (other than Excluded Properties) other than Corrective Action to be performed by Seller pursuant to Section 6.4.1.  For the avoidance of doubt, Buyer shall be Responsible for all costs of Corrective Action resulting from a Release that occurs after the Closing Date other than a Release caused by Seller in connection with performing Corrective Action or UST Repair Action.

6.5          Seller’s Right to Remove Properties from Agreement.

(a)           As to any Real Property where (i) the Buyer Environmental Consultant has identified a Release during any Buyer Environmental Investigation for which Seller is Responsible pursuant to Section 6.4.1(a)(ii), or (ii) a Tank Integrity Inspection Report indicates there exists a UST Defective Condition, Seller shall obtain an estimate, using the environmental consultant of its choice (the “Seller Environmental Consultant”), for the total cost of (i) the Corrective Action necessary to secure NFA Status for each such Real Property (the “Corrective Action Cost Estimate”) and/or (ii) all required UST Repair Action for each Real Property (the “UST Repair Action Cost Estimate”) (collectively, and as it may be adjusted by the results of any dispute resolution process under Section 6.3.2, the “Environmental Action Cost Estimate”).  Buyer shall deposit, on behalf of Seller, the aggregate of all Environmental Action Cost Estimates for each such Real Property, other than (A) Excluded Properties and (B) Environmental Action Cost Estimates in respect of (x) any UST Repair Action for which Seller has elected to pursue UST Option (2), or (y) any Real Property that Buyer has elected to be Responsible for in accordance with Section 6.5(c), in each case, in the Environmental Escrow Account on the Closing Date in accordance with Section 2.4(b)(vii).

(b)           If (i) the Inspection Report indicates that the estimated cost to correct all of the Defective Conditions at (A) any individual Real Property (other than any Terminal Property) is equal to or exceeds the Station Correction Cost Cap, or (B) any Terminal Property is equal to or exceeds the Terminal Correction Cost Cap or (ii) the Environmental Action Cost Estimate for (A) any individual Real Property (other than any Terminal Property) is equal to or exceeds the Station Removal Threshold, or (B) any Terminal Property is equal to or exceeds the Terminal Removal Threshold, Seller can, in each case, elect to designate such Real Property as an Excluded Property by providing Buyer with a Removal Notice not less than twelve (12) Business Days prior to Closing, transfer the same to a Transferee and the Purchase Price shall be reduced in accordance with Schedule 6.5(b).  If the Excluded Properties would, on a combined basis (including any Excluded Properties designated pursuant to Section 6.16), result in an aggregate purchase price credit to Buyer of ten percent (10%) or more of the Initial Enterprise Value, Buyer may elect, not more than five (5) Business Days after receipt of the applicable Removal Notice causing such ten percent (10%) threshold to be equaled or exceeded, to terminate this Agreement without liability to Seller, except for those obligations that survive termination, including indemnification as provided for in Section 6.7.  In the event that the foregoing termination option conditions are met and Buyer elects to terminate this Agreement pursuant to the preceding sentence, prior to any such termination, Seller shall have the option, to be exercised within five (5) Business Days after receipt of Buyer’s election to terminate this Agreement in accordance with Section 9.1(g) (but in no event less than two (2) Business Days prior to Closing), to reinstate this Agreement by removing such Real Property from the list of Excluded Properties, until the ten percent (10%) Initial Enterprise Value threshold is no longer equaled or exceeded; provided, however, that concurrently with such reinstatement notice, and as a condition to the reinstatement of this Agreement, Seller shall notify Buyer in writing (x) with respect to any Defective Condition, whether Seller has elected to proceed under Option (1) or Option (2), (y) with respect to any UST Defective Condition, whether Seller has elected to proceed under UST Option (1) or UST Option (2) and (z) with respect to any Corrective Action costs, that Seller is electing to be Responsible for payment of all Corrective Action costs with respect to such previously removed Real Property.

(c)           Within five (5) Business Days following receipt of such Removal Notice, Buyer may by written notice to Seller elect, (i) with respect to any Defective Conditions, to be Responsible, at its sole cost, for the amount by which the cost to correct the Defective Conditions for such Property exceeds the Station Correction Cost Cap for such Property (or, with respect to any Terminal Property, the Terminal Correction Cost Cap), and (ii) with respect to any Corrective Action and/or UST Repair Action, to be Responsible for the payment of all Corrective Action costs and/or UST Repair Action costs in excess of the Station Removal Threshold (or, with respect to any Terminal Property, the Terminal Removal Threshold).  Buyer’s failure to so notify Seller within such five (5) Business Day period shall be deemed to be Buyer’s election to allow Seller to designate such Property as an Excluded Property and transfer ownership of such Property to a Transferee as set forth Section 6.5(b).  In the event that Buyer chooses, as to any one or more Properties, not to permit Seller to designate such Property as an Excluded Property and transfer ownership of such Property, Seller shall credit Buyer at Closing (i) with respect to any Defective Conditions, the amount of the Station Correction Cost Cap for such Property (or, if such Property is a Terminal Property, the amount of the Terminal Correction Cost Cap) and (ii) with respect to any Corrective Action and/or UST Repair Action, the amount of the Station Removal Threshold for such Property (or, if such Property is a Terminal Property, the amount of the Terminal Removal Threshold), in which case Buyer shall (i) be Responsible for all required costs to correct any such Defective Conditions and for the cost of any such Corrective Action and/or UST Repair Action at such Real Property, (ii) pay all costs to correct such Defective Conditions and all costs of such Corrective Action and/or UST Repair Action and (iii) assume all Responsibility for such Real Property.  Seller shall retain Responsibility for all costs to correct any Defective Conditions and all costs of Corrective Action and UST Repair Action, if any, at any Excluded Property.

6.6          Buyer’s Notice and Disclosure Responsibility.  For a period of five (5) years after the Closing Date, and thereafter for so long as Seller-Related Parties are performing Corrective Action until NFA Status is obtained, the Buyer-Related Parties shall be responsible to immediately notify Seller in writing of any Release that occurs at a Property, and, upon Seller’s request, provide copies to Seller of all UST System records, Corrective Action materials, and other documents relating to the Properties.

6.7          Entry Onto Property.  Buyer’s Representatives shall assume all risks involved in entering the Properties under this ARTICLE VI.  Buyer and Buyer’s Representatives acknowledge and agree that inspections and testing pursuant to Section 6.1 shall not involve any invasive or destructive testing of the Properties.  Seller shall have the right and opportunity to be present at all Buyer Inspections and Buyer Environmental Investigations.  Buyer and Buyer’s Representatives shall not visit any of the Properties without Seller’s written consent, nor shall they engage in conversations with employees of the Company.  Buyer agrees to use, and to cause Buyer’s Representatives to use, reasonable care in conducting Buyer Inspections and Buyer

Environmental Investigations and upon completion return the Properties to their condition immediately prior to such inspection.  Buyer agrees to maintain and cause any of Buyer’s Representatives entering upon any Property or otherwise conducting any Buyer Inspections or Buyer Environmental Investigation to maintain and have in effect commercial general liability insurance with a per occurrence limit of at least Two Million Dollars ($2,000,000) and an aggregate limit of at least Five Million Dollars ($5,000,000).  Such insurance shall name the Company as an additional insured, shall be primary and non-contributing with any other insurance available to or maintained by the Company and shall contain a full waiver of subrogation clause.  Buyer shall deliver to Seller a copy of the certificates of insurance evidencing the insurance required hereunder prior to the commencement of any Buyer Inspection or Buyer Environmental Investigation, which certificates shall indicate that insurance coverage shall not be terminated or modified without at least thirty (30) days’ prior written notice to Seller.  If any mechanics’ or other lien is recorded against the Properties, as a result of Buyer’s or Buyer’s Representatives activities on or inspection of the Properties, Buyer shall be liable to pay the lien or post any bond necessary to discharge the lien of record within fifteen (15) days after receiving notice of the lien’s recording.  Buyer hereby agrees to indemnify, defend and hold Seller and the Seller-Related Parties harmless from and against any and all actions, claims, damages, liabilities, losses, costs and/or expenses (including, without limitation, reasonable attorneys’ fees and expenses), if any, arising from (a) injury to persons or damage to Property, (b) any liens or claims of liens against the Property or any portions thereof, arising from any Buyer Inspection or Buyer Environmental Investigation, (c) any Environmental Liabilities caused by performance of any Buyer Inspection or Buyer Environmental Investigation, and (d) any breach by Buyer or Buyer’s Representative of this Section 6.7.  The foregoing indemnity shall survive the Closing and any termination of this Agreement.

6.8          Post-Closing Access to Properties.  Upon notice by any Seller-Related Party for any purpose, and in Seller’s sole discretion, Buyer-Related Parties shall provide for and permit, at no cost to Seller or any Seller-Related Party, post-Closing access to the Properties, including, without limitation, access to utilities located on the Properties, as any of the Seller-Related Parties may require, to undertake Corrective Action and Engineering and Institutional Controls that the Seller-Related Party deems necessary, whether or not related to an Ongoing Corrective Action or other Release for which the Seller is responsible pursuant to this Agreement.  Such access shall include, but is not limited to, the right but not the obligation to conduct Corrective Action, UST Repair Action, remove Seller’s Corrective Action Equipment and undertake such other actions as are reasonably necessary pursuant to such request.  The Seller-Related Party shall use commercially reasonable efforts to minimize disruption of the business activities at the Properties.  The Seller-Related Party shall provide Buyer with as much advance notice as reasonably practical of all potentially disruptive or intrusive activities to be undertaken; such notice may be in the form of a periodic written schedule of activities delivered from time to time.  Advance notice shall not be required for non-disruptive activities such as periodic monitoring of wells on the Properties, if any.  Buyer shall refrain from conducting any operations that unreasonably interfere with Corrective Action.  In the event Seller is not granted access to a Property, Seller’s obligation to perform Corrective Action or UST Repair Action, as applicable, shall be suspended until access is allowed or terminated if access is not allowed for sixty (60) days.

6.9          Future Use of the Properties.  Buyer and Seller acknowledge that some of the Properties are and will be subject to Engineering and Institutional Controls imposed in connection with previous, ongoing and future Corrective Action at the Properties, including, without limitation, as specifically set forth in the deeds to the Properties.  Buyer-Related Parties shall maintain, preserve, and comply with all Engineering and Institutional Controls that are or may be in the future imposed on the Properties in connection with Corrective Action conducted by the Seller.  The Engineering and Institutional Controls shall run with the land for the benefit of the Seller-Related Parties and bind the Buyer-Related Parties, subsequent owners, users and occupiers of the Properties, including any successors, lessees, assignees and licensees, and shall continue until released by the applicable Responsible Government Agency.  Buyer-Related Parties, for themselves and their permitted successors and assigns, covenant and agree that they shall not install, and shall not authorize any tenant or user of the Properties to install, any well or underground tank, pump or related equipment for the underground storage or production of potable water at any of the Properties.  Buyer-Related Parties shall not materially change the use of any of the Properties in such a way as to materially increase the level of clean-up required by any Responsible Government Agency for any Corrective Action for which Seller is responsible except at their sole cost and expense.  Buyer-Related Parties acknowledge that acceptable Corrective Action by Seller that results in obtaining NFA Status may allow for the continued presence of Hazardous Substances on, under or emanating to or from a Property.  The presence of Hazardous Substances may increase the cost, or make impossible or impractical, certain future uses or development of a Property.  Buyer-Related Parties shall be solely responsible for any costs or damages, including increased development costs or diminution in value, caused by such continued presence of Hazardous Substances.

6.10        Subsequent Transfers.  The provisions of Sections 6.8 and 6.9 shall run with the land and be recorded or, in the case of Engineering and Institutional Controls, such other recordable instrument as provided by applicable Environmental Law and/or Responsible Government Agency.  Buyer-Related Parties shall include provisions in all such documents, giving Seller, and Seller’s successors and assigns, the right, but not the obligation, to enforce such obligations against Buyer-Related Parties, subsequent owners, users, and occupiers of the Properties, including any successors, lessees, assignees, and licensees.  Seller also may enforce any such obligations by all lawful means including specific performance, injunctive relief, any other legal or equitable remedy allowed by law against Buyer, notwithstanding the subsequent transfer, lease, or mortgage of the Properties or part thereof, and, in any event, Buyer shall remain liable to Seller for any breach of this Section 6.10.  Any transferee, assignee or successor owner, lessee, licensee, occupier or user of the Properties shall only take title to the Properties subject to the terms of Sections 6.8 and 6.9.  The rights and benefits of Sections 6.8 and 6.9 shall inure not only to Seller, but also to the benefit of the Seller-Related Parties.  Neither Buyer, nor any party acquiring any right, interest or title through or after Buyer will be permitted to vacate, waive, eliminate, or in any way modify the rights and benefits that the Seller-Related Parties have pursuant to Sections 6.8 and 6.9.  Any subsequent transfer of any Property will not alter Buyer’s responsibilities and obligations to Seller under this Agreement.

6.11        Seller’s Corrective Action Equipment.  From and after the Closing Date, Seller-Related Parties shall at all times have unrestricted access to any Corrective Action Equipment located on or about the Properties, whether installed before or after the Closing Date, for the purposes of performing Corrective Action pursuant to this Agreement.  After the Closing Date,

Seller-Related Parties shall have the right to install Corrective Action Equipment at any of the Properties for the purposes of performing Corrective Action pursuant to this Agreement.  Seller-Related Parties shall retain all legal rights, including ownerships rights, to Corrective Action Equipment installed by Seller-Related Parties after the Closing Date, and Buyer shall have no title or right to such Corrective Action Equipment.  Buyer-Related Parties shall be not be permitted to interfere with any Corrective Action Equipment being used by Seller-Related Parties and shall be responsible for any damage caused to any Corrective Action Equipment due to the activities of Buyer-Related Parties or their agents or invitees.  Seller-Related Parties shall have the right to destroy, remove or abandon-in-place any Corrective Action Equipment being used by Seller-Related Parties in compliance with Environmental Law.  Seller shall have no responsibility for any Corrective Action Equipment upon any removal, abandonment or destruction of such equipment.  If any of the Corrective Action Equipment being used by a Seller-Related Party becomes damaged by any Buyer-Related Party, including, but not limited to, any damage as a result of any construction or redevelopment at the Properties, Buyer shall immediately notify Seller of the existence of such condition and shall compensate Seller for the cost of proper abandonment, relocation, replacement and/or repair of the Corrective Action Equipment.

6.12        Buyer Modifications to Properties.  Buyer acknowledges that any construction, redevelopment or other modification at a Property may affect Seller’s Corrective Action at that Property.  Prior to any excavation, construction or other activity at any Property where Seller is conducting or are responsible for Corrective Action, Buyer-Related Parties shall give Seller prior written notice of any such activities and permit Seller the full, timely and reasonable opportunity at the Seller’s option to: (a) change the location of or remove Corrective Action Equipment and install new equipment at locations on the Property mutually agreeable to the Parties; and (b) close any affected monitoring or extraction wells in accordance with the requirements of applicable Environmental Laws.  The costs of such work shall be at the Buyer-Related Parties’ sole expense.  Buyer shall be solely responsible for any and all costs of off-site transportation and disposal, discharge or recycling of soil or groundwater containing Hazardous Substances excavated or extracted from a Property during any modification to the premises.

6.13        Environmental Escrow Account Withdrawals; Acquired Station Insurance Proceeds.

(a)           Seller shall be entitled to withdraw from the Environmental Escrow Account, in accordance with the Escrow Agreement, amounts for Ongoing Corrective Action, Corrective Action and/or UST Repair Action, in each case that is actually incurred by Seller post-Closing at Real Properties where Ongoing Corrective Action, Corrective Action and/or UST Repair Action is the Responsibility of any Seller-Related Party.

(b)           Upon attainment of NFA Status for any Corrective Action at a Real Property listed on Section 6.2.1 of the Disclosure Schedule, Seller shall be entitled to withdraw from the Environmental Escrow Account the difference, if any, of such Real Property’s Ongoing Corrective Action Cost Estimate over the actual cost incurred to achieve such NFA Status and not withdrawn under Section 6.13(a).

(c)           Upon attainment of NFA Status for any Corrective Action at a Real Property at which Corrective Action is the Responsibility of Seller as a result of a Release identified through a Buyer Environmental Investigation, Seller shall be entitled to withdraw from the Environmental Escrow Account the difference, if any, between Seller’s actual incurred costs and the Corrective Action Cost Estimate deposited in the Environmental Escrow Account for such Real Property;

(d)           Upon completion of all UST Repair Action for any Real Property which UST Repair Action is the Responsibility of Seller pursuant to Section 6.4.1(a)(iv), Seller shall be entitled to withdraw from the Environmental Escrow Account the difference, if any, between Seller’s actual incurred costs and the UST Repair Action Cost Estimate deposited in the Environmental Escrow Account for such Real Property.

(e)           Seller shall, upon the achievement of NFA Status for all Corrective Actions for which Seller has Responsibility and the completion of all UST Repair Action for which Seller has Responsibility, be entitled to withdraw from the Environmental Escrow Account the remaining balance of all amounts deposited into the Environmental Escrow Account.

(f)            Following the Closing, Buyer shall cause the Company to use commercially reasonable efforts to pursue all insurance claims to which it may be entitled in connection with any Corrective Action to be taken at any of the Acquired Station Properties.  Within ten (10) days following receipt by the Company of any insurance proceeds in connection with any such claims, Buyer shall cause the Company to deposit into the Environmental Escrow Account, the amount of such insurance proceeds, to the extent available, equal to the excess of (i) the estimated cost to complete all remaining Corrective Action for which Seller is Responsible at the Acquired Station Properties, over (ii) the current balance of funds in the Environmental Escrow Account for the Acquired Station Properties, with the remaining amount, if any, to paid to Seller by wire transfer of immediately available funds to an account designated by Seller; provided that if NFA Status has been achieved for all Corrective Action at the Acquired Station Properties for which Seller is Responsible, all insurance proceeds received by the Company shall be paid to Seller.

6.14        Indemnification.  Subject to ARTICLE VIII, Seller shall defend, indemnify and hold harmless all Buyer-Related Parties from and against any and all Damages incurred by any Buyer-Related Party relating to or arising out of:

(a)           any Excluded Property;

(b)           any failure by Seller to properly perform, complete or pay for, Corrective Action or UST Repair Action which is Seller’s Responsibility under Section 6.4.1; provided that with respect to any such Corrective Action, only until the date on which NFA Status is achieved;

(c)           any Environmental Claim relating to: (i) any Real Property (other than an Acquired Station Property) listed on Section 6.2.1 or Section 6.2.2 of the Disclosure Schedule, but only until the date on which such Real Property achieves NFA Status; or (ii) any Real Property (other than an Acquired Station Property) listed on Section 6.2.3, Section 6.2.4 or

Section 6.2.5 of the Disclosure Schedule (except for any such Real Property at which Buyer performs a Buyer Environmental Investigation that either does not reveal a new Release or, if a new Release is discovered, the Responsible Government Agency determines that such Release does not change the NFA Status), but only in the case of (i) any Real Property listed on Section 6.2.3 of the Disclosure Schedule, until the second anniversary of the Closing Date, (ii) any Real Property listed on Section 6.2.4 of the Disclosure Schedule, until the first anniversary of the Closing Date, and Section 6.2.5 of the Disclosure Schedule, until the fourth anniversary of the Closing Date.

6.15        Assignment of Rights.  To the extent that the Company has incurred or in the future any Seller-Related Party incurs any liabilities, costs or damages related to Corrective Action, UST Repair Action or Environmental Law associated with the Properties, Buyer-Related Parties hereby assign to Seller any and all claims concerning such liabilities, costs and damages that may exist against any third-party who may have financial responsibility or liability for liabilities, costs and damages, including any rights to recover under any insurance policy that may name Buyer-Related Parties as a beneficiary or against which Buyer may have a right of recovery.  Buyer-Related Parties shall cooperate with Seller in determining whether such claims exist, and in taking any other actions necessary to effectuate the assignment(s) contemplated by this Section 6.15.

6.16        Lease Consents.  Seller shall use commercially reasonable efforts to obtain the Lease Consents and deliver executed copies thereof at Closing, subject to Buyer’s obligation to cooperate in obtaining such consents as contemplated in Section 5.1(e).  The Leased Real Properties subject to any Lease Consents for which no such consent is delivered at Closing shall be Excluded Properties, and such Excluded Properties shall be transferred to a Transferee prior to Closing and the Purchase Price shall be reduced in accordance with Schedule 6.5(b).

6.17        Legal Real Estate Due Diligence.

(a)           Except to the extent described in Section 6.17(a) of the Disclosure Schedule, Seller has secured and delivered to Buyer an owner’s (or lessee’s, as the case may be) title insurance commitment from a national office of Fidelity National Title Insurance Company (City Financial Tower, 201 Merchant Street, Suite 2100, Honolulu, HI 96813 attn: Anthony W.O. Ching, Assistant Vice President / Advisory Title Officer) (the “Title Company”) showing the status of title to each Real Property, and committing to issue a title insurance policy to Buyer insuring fee simple title (or insuring Buyer’s leasehold, in the case of the Leased Real Property) at Closing (collectively, the “Title Policies”).

(b)           Except to the extent described in Section 6.17(b) of the Disclosure Schedule, Seller has obtained and delivered to Buyer a current survey for each Real Property in accordance with the “Minimum Standard Detail Requirements for ALTA Land Title Surveys, Urban Classification” prepared by a registered/licensed surveyor in the state in which the Store is located (“Survey”).

(c)           Prior to Closing, Buyer shall have the right to provide comments on the Surveys to the surveyor(s) and to the Title Company on the Title Policies and, at Buyer’s request, Seller shall, and shall cause the Company to, cooperate with Buyer in its efforts to obtain affirmative title insurance coverages and/or have any edits made to the Title Policies and/or have any title exceptions removed from such Title Policies and/or have any revisions made to the Surveys; provided that the failure to do any of the foregoing shall not affect Buyer’s obligation to consummate this Agreement or otherwise hinder or delay the Closing.

(d)           Seller shall use its reasonable best efforts to cause (i) the Liens set forth on Section 6.17(d) of the Disclosure Schedule and (ii) any Lien filed on any Property between the date of the Title Policy for such Property and the Closing Date, to be released by the applicable lenders, prior to or substantially simultaneously with the Closing.

ARTICLE VII
CONDITIONS PRECEDENT TO CLOSING

7.1          Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or written waiver by Buyer) of the following conditions:

(a)           the representations and warranties of Seller set forth in ARTICLE III shall be true and correct at and as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement or consented to in writing by Buyer, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) hereof), and (iii) for failures of the representations and warranties to be true and correct as to matters that would not reasonably be expected to result in a Company Material Adverse Effect;

(b)           Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing, including, without limitation, the provisions of Section 2.4(b)(x) of this Agreement;

(c)           Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in clauses (a) and (b) of this Section 7.1 is satisfied;

(d)           no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the transactions contemplated by this Agreement;

(e)           all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and any applicable State antitrust laws shall have expired or otherwise been terminated or satisfied;

(f)            all (i) of Seller’s testing and reporting obligations under ARTICLE VI shall have been completed, (ii) periods for the Parties to make elections under ARTICLE VI plus two (2) additional Business Days shall have passed and (iii) Disputes under Section 6.3.2 shall have been resolved, subject to Section 6.3.2(b); and

(g)           Seller shall have entered into and delivered to Buyer the Escrow Agreement, and the Escrow Agreement shall be in full force and effect.

7.2          Conditions to Obligations of Seller.  The obligation of Seller to consummate (or cause to be consummated) the transactions to be consummated at the Closing is subject to the satisfaction (or the written waiver by Seller) of the following conditions:

(a)           the representations and warranties of Buyer set forth in ARTICLE IV shall be true and correct at and as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement or consented to by Seller in writing, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) hereof), and (iii) for failures of the representations and warranties to be true and correct as to matters that would not reasonably be expected to result in a Buyer Material Adverse Effect;

(b)           Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c)           Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in clauses (a) and (b) of this Section 7.2 is satisfied;

(d)           no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the transactions contemplated by this Agreement; and

(e)           all applicable waiting periods (and any extensions thereof) and approvals under the Hart-Scott-Rodino Act and any applicable State Antitrust Laws shall have expired or otherwise been terminated or satisfied;

(f)            all (i) of Buyer’s testing and reporting obligations under ARTICLE VI shall have been completed, (ii) periods for the Parties to make elections under ARTICLE VI plus two (2) additional Business Days shall have passed and (iii) Disputes under Section 6.3.2 shall have been resolved, subject to Section 6.3.2(b); and

(g)           Buyer shall have entered into and delivered to Seller the Escrow Agreement, and the Escrow Agreement shall be in full force and effect.

ARTICLE VIII
INDEMNIFICATION

8.1          Indemnification by Seller.  Subject to the terms and conditions of this ARTICLE VIII, from and after the Closing, Seller shall, with monies from the General Escrow Account, indemnify Buyer and each of its officers, directors, employees, agents, equity holders or the successors and assigns of the foregoing (the “Buyer Indemnified Parties,” and each a “Buyer Indemnified Party”) in respect of, and hold each Buyer Indemnified Party harmless from and against, any and all claims, debts, obligations and other liabilities, monetary damages, fines, penalties, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Damages”) incurred by any Buyer Indemnified Party or any Affiliate thereof to the extent resulting from any:

(a)           subject to Section 8.5 hereof, breach of any representation or warranty of Seller contained in Section 3.1 or Section 3.2 of this Agreement or the certificate of Seller delivered at the Closing pursuant to Section 7.1(c);

(b)           failure to perform any covenant or agreement of Seller contained in this Agreement;

(c)           Taxes of the Seller for any Pre-Closing Tax Period, or Taxes for which the Seller is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor by contract or otherwise, by reason of Seller being included in an affiliated group filing a consolidated federal Tax Return, or any similar group for federal, state, local or foreign Tax purposes, at any time on or before the Closing Date;

(d)           the Action listed on Section 8.1(d)(i) of the Disclosure Schedule (such Action, the “Specified Action”); provided that in no event shall Seller have any obligation to indemnify Buyer pursuant to this Section 8.1(d) for (i) any damage awards or amounts payable to any Governmental Entity in such Specified Action, if and solely to the extent attributable to Buyer’s alleged violation of Law or (ii) the obligations of the Company set forth on Section 8.1(d)(ii) (the obligation described in this clause (ii), the “Buyer Specified Liability”); or

(e)           any claims for which Seller has agreed to indemnify Buyer pursuant to Section 6.14.

8.2          Indemnification by Buyer.  Subject to the terms and conditions of this ARTICLE VIII, from and after the Closing, Buyer and its Subsidiaries shall indemnify Seller and its officers, directors, employees, agents, equity holders or the successors and assigns of the foregoing (the “Seller Indemnified Parties,” and each a “Seller Indemnified Party”) in respect of, and hold the Seller Indemnified Parties harmless from and against, any and all Damages incurred or suffered by any Seller Indemnified Party or any Affiliate thereof to the extent resulting from any:

(a)           breach of any representation or warranty of Buyer contained in ARTICLE IV of this Agreement or the certificate of Buyer delivered at the Closing pursuant to Section 7.2(c);

(b)           failure to perform any covenant or agreement of Buyer contained in this Agreement;

(c)           Actions arising after the Closing Date to the extent relating to the post-Closing operation of the Business and, with respect to the Specified Action any damage awards or amounts payable to any Governmental Entity in such Specified Action, if and solely to the extent attributable to any Buyer’s alleged violation of Law relating to such Specified Action and occurring after the Closing Date;

(d)           any failure to pay, perform or discharge the Buyer Specified Liability; or

(e)           any claims for which Buyer has agreed to indemnify Seller pursuant to Section 6.7.

8.3          Claims for Indemnification.

(a)           Third-Party Claims.  Subject to terms and conditions of this ARTICLE VIII and except for the Specified Action (which shall be governed by Section 8.3(c)), all claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures.  A Person entitled to indemnification under this ARTICLE VIII (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party.  Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.  The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties.  The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.  The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.  The Indemnified Party and the Indemnifying Party shall cooperate in the conduct of the defense of a third party claim, including by retaining records and information that are reasonably relevant to such third party claim and providing reasonable access to each other’s relevant business records and other documents, and employees.  The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable law), and to cause all communications among employees, counsel and others representing any party to a third party claim to be made so as to preserve any applicable attorney-client or work-product privileges.  To the extent any provision in this Section 8.3(a) conflicts with the provisions of Section 10.4, Section 10.4 shall control.

(b)           Procedure for Other Claims.  An Indemnified Party wishing to assert a claim for indemnification under this ARTICLE VIII which is not subject to

Section 8.3(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE VIII and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.  Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (x) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a written notice by the Indemnifying Party to the Escrow Agent authorizing disbursement of the Claimed Amount from the General Escrow Account to Buyer, or a written notice by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer, as applicable), (y) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a written notice by the Indemnifying Party to the Escrow Agent authorizing disbursement of the Agreed Amount from the General Escrow Account to Buyer, or a written notice by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer, as applicable), or (z) contest that the Indemnified Party is entitled to receive any of the Claimed Amount.  If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute.  If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute for resolution in accordance with the provisions of Section 11.9.

(c)           Procedure for Specified Action.

(i)            Seller shall, with attorneys selected by Seller, continue to control the defense of the Specified Action at its sole cost and expense and shall keep Buyer reasonably advised of the status of the Specified Action and the defense thereof.  Seller shall not agree to any settlement of the Specified Action that imposes any non-monetary liability or obligation (other than the Buyer Specified Liability) on Buyer or any Buyer-Related Party without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii)           Following the Closing, and without limitation of Buyer’s obligations pursuant to Section 5.3, Buyer shall cooperate with Seller’s conduct of the defense of the Specified Action, including by retaining records and information that are reasonably relevant to the Specified Action and providing reasonable access to the relevant business records and other documents, and employees; provided that Seller shall reimburse Buyer for any out-of-pocket costs and expenses incurred in providing such cooperation.  Seller shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a third party claim to be made so as to preserve any applicable attorney-client or work product privileges.

(iii)          If, following the Closing, the Company pursues a claim against Shell relating to the Specified Action or the Buyer Specified Liability, Buyer shall cause the Company to remit to Seller any payment that the Company receives from Shell to the extent related to the Specified Action (net of any unreimbursed costs, expenses and other Damages incurred by Buyer in respect of this Section 8.3(c)) by wire transfer of immediately available funds to an account designated by Seller, within three (3) business days after receipt of any payments from Shell; provided that any payment received by the Company from Shell in respect of the Buyer Specified Liability will be for the Company’s account and will not be remitted to Seller.

8.4          Survival.

(a)           The (i) representations and warranties of Seller and Buyer set forth in this Agreement and (ii) certificates delivered at Closing, pursuant to Sections 7.1(c) and 7.2(c), shall both survive the Closing and the consummation of the transactions contemplated hereby and continue through for a period of twelve (12) months after the Closing Date, at which time they shall expire.  Notwithstanding the foregoing, (i) the respective representations and warranties (the “Fundamental Representations”) of Seller contained in Sections 3.1.1(a), 3.1.2(a), 3.1.3 and 3.1.19 and the representations and warranties of Buyer contained in Sections 4.1, 4.2 and 4.4 shall survive the Closing for a period of two (2) years following the Closing, (ii) the representations and warranties of Seller set forth in Section 3.1.8 shall survive the Closing through the expiration of the applicable statute of limitations, at which time they shall expire and (iii) except as otherwise provided in Sections 6.14 and 8.5(g), the representations and warranties contained in Section 3.2 shall survive the Closing until the second anniversary of the Closing Date.

(b)           None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing only until the expiration of the term of the undertaking set forth in such agreement and covenant.

(c)           No Party shall have any liability or obligation of any nature with respect to any representation, warranty or covenant after the termination thereof.  By way of example only, Seller shall have no liability or obligation, including without limitation, any indemnity obligation pertaining to any third party claim, relating to any Release after NFA Status has been obtained for such Release.

(d)           Any valid claim that is properly asserted in writing pursuant to Section 8.3 prior to the expiration as provided in Section 8.4(a) of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied.

8.5          Limitations.

(a)           From and after the Closing, (i) the rights of Buyer and Seller under ARTICLE X shall be the sole and exclusive remedy of Buyer and Seller with respect to the subject matter of ARTICLE X, (ii) to the extent of any inconsistencies with this ARTICLE VIII and ARTICLE VI, with respect to Environmental Liabilities and required Corrective Action and UST Repair Action, the rights of Buyer and Seller under ARTICLE VI shall control;

and to the extent of any inconsistencies with this ARTICLE VIII and Section 6.1 with respect to physical inspections of the Properties, the rights of Buyer and Seller under Section 6.1 shall control.  Except as otherwise expressly provided herein, from and after the Closing, the rights of the Indemnified Parties under this ARTICLE VIII shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims resulting from any breach of representation or warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement.  Without limiting the generality of the foregoing two (2) sentences, in no event shall Buyer or its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement.

(b)           Notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply:

(i)            the aggregate liability of the Seller for all Damages under this ARTICLE VIII shall be limited to the General Escrow Amount then held for the benefit of Seller in the General Escrow Account and shall be payable solely from the General Escrow Amount then held in the General Escrow Account in accordance with the Escrow Agreement, and Buyer agrees that the General Escrow Amount then remaining in the General Escrow Account shall serve as the sole and exclusive source of payment of any claim for indemnification pursuant to Section 8.1, except for (A) Damages for breaches or inaccuracies of any Fundamental Representation of Seller, which shall be limited to the Purchase Price, (B) Damages for which Buyer is entitled to indemnification pursuant to Section 8.1(c) for breaches of the covenants or agreements of Seller set forth in ARTICLE X, which shall be limited to the Purchase Price, and (C) Damages for which Buyer is entitled to indemnification pursuant to Section 8.1(d) or Section 8.1(e), which, in each case, shall not be subject to any monetary limitation.

(ii)           other than with respect to any claim for breach of any Fundamental Representation, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.1(a) for any one claim unless and until the amount of Damages incurred by the Buyer Indemnified Parties that are the subject of the claim exceeds $50,000 (the “Per-Claim Basket”), and the Buyer Indemnified Parties shall only be entitled to indemnification pursuant to Section 8.1(a) to the extent the aggregate amount of all Damages incurred by the Buyer Indemnified Parties for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 8.1(a) (excluding amounts below the applicable Per-Claim Basket) exceeds 0.5% of the Purchase Price (the “Basket Amount”), and the Buyer Indemnified Parties shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Basket Amount;

(iii)          no Buyer Indemnified Party shall be entitled to make any claim for indemnification, or recover Damages, with respect to any matter to the extent that the specific matter giving rise to such Damages and the amount of such Damages was included as a liability for purposes of determining the Final Closing Working Capital, Final Closing Cash and Final Closing Debt, pursuant to Section 2.5, and the amount of any Damages for which indemnification is provided under this ARTICLE VIII or under ARTICLE X, shall be calculated net of any such liability reflected in the Final Closing Statement.

(c)           In no event shall any Indemnifying Party be responsible or liable for any (i) special, punitive or exemplary damages, (ii) any loss of enterprise value, diminution in value of any business, damage to reputation or loss of goodwill, or (iii) any lost profits, consequential, indirect or incidental damages.  Buyer shall (and shall cause the Business to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is provided to Buyer by Seller under this ARTICLE VIII.  In determining the amount of any Damages, no adjustment shall be made as a result of any multiple of earnings or any other premium over fair market value, book or historical value which may have been paid by Buyer, whether or not any such multiple of earnings or other premium had been used by Buyer in connection with its calculation of the Purchase Price hereunder.

(d)           The amount of any Damages for which indemnification is provided under this ARTICLE VIII shall be reduced by any related recoveries to which the Indemnified Party is entitled under insurance policies or other related payments received or receivable from third parties and any Tax benefits available to the Indemnified Party or any of its Affiliates or for which the Indemnified Party or any of its Affiliates is eligible on account of the matter resulting in such Damages or the payment of such Damages.  An Indemnified Party shall use commercially reasonable efforts to pursue, and to cause its Affiliates to pursue, all insurance claims and Tax benefits to which it may be entitled in connection with any Damages it incurs, and each of Buyer, Seller and the Indemnified Parties with respect to any indemnification claim shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages.  If an Indemnified Party receives any insurance payment or Tax benefit in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall deposit in the Escrow Account, within ten (10) days of receiving such insurance payment or Tax benefit, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this ARTICLE VIII with respect to such claim plus the amount of the insurance payments or Tax benefit received, over (ii) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this ARTICLE VIII.

(e)           Subject to the limitations in this Section 8.5, any indemnification owed by Seller to Buyer under this ARTICLE VIII shall first be satisfied out of the General Escrow Account to the extent any funds remain in the General Escrow Account.  Buyer and Seller shall promptly execute and deliver the necessary documents instructing the Escrow Agent to make any payment required to be made from the General Escrow Account as set forth in this Agreement.

(f)            Buyer and Seller agree that in the event of any breach giving rise to an indemnification obligation under this ARTICLE VIII, the Indemnified Party, at the sole cost and expense of such Indemnifying Party, shall and shall cause its Affiliates to reasonably cooperate with the Indemnifying Party and to take all reasonable measures requested by such Indemnifying Party to mitigate the consequences of the related breach (including taking steps to prevent any contingent liability from becoming an actual liability).  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(g)           Corrective Action, UST Repair Action and Environmental Claims for which post-Closing Responsibility is specifically allocated to any Seller-Related Party pursuant to ARTICLE VI shall not be made the subject of a claim for indemnification under (i) Section 8.1(a) for breach of representations and warranties set forth in Section 3.2 or (ii) Section 8.1(d).

(h)           Notwithstanding anything herein to the contrary, no Buyer Indemnified Party shall be entitled to indemnification pursuant to this ARTICLE VIII for any Damages resulting from, or relating or attributable to, (i) any Taxes incurred in any Post-Closing Tax Period or (ii) any Tax attribute of the Company, including but not limited to any net operating loss, any net operating loss carryover, any Tax credit, any Tax credit carryover or any other Tax attribute of the Company which may be affected in any way by the acquisition of control under applicable Law, or the determination that any such Tax attribute is subject to any limitation on its use under applicable Law.

ARTICLE IX
TERMINATION

9.1          Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing as provided below:

(a)           the Parties may terminate this Agreement by mutual written consent;

(b)           Buyer may terminate this Agreement by providing written notice to Seller if there is any material breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement, such that the conditions specified in Section 7.1(a) or Section 7.1(b) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by the Seller through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Seller of notice from Buyer of such breach, but only as long as the Seller continues to use its reasonable best efforts to cure such Terminating Seller Breach (the “Seller Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period;

(c)           Seller may terminate this Agreement by providing written notice to Buyer if there is any material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Section 7.2(a) or Section 7.2(b) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Buyer of notice from the Company of such breach, but only as long as Buyer continues to exercise such reasonable best efforts to cure such Terminating Buyer Breach (the “Buyer Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period;

(d)           Buyer or Seller may terminate this Agreement if the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; or

(e)           Buyer or Seller may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred by the Outside Date by reason of the failure of any condition precedent under Section 7.1 or Section 7.2 hereof;

(f)            Buyer may terminate this Agreement within fifteen (15) days following delivery by Seller to Buyer of an update to the Disclosure Schedule pursuant to Section 5.5(b) which contains new disclosure of any event or development that would reasonably be expected to have a Company Material Adverse Effect; and

(g)           Buyer may terminate this Agreement, as provided in Section 6.5(b), if the aggregate purchase price credits provided in respect of all Excluded Properties pursuant to the terms of this Agreement equal or exceed 10% of the Initial Enterprise Value; provided that, prior to the effectiveness of any termination under this Section 9.1(g), Seller may, in accordance with the procedures set forth in Section 6.5(b) (and not more than five (5) Business Days after receipt of Buyer’s notice of termination under this Section 9.1(g)) un-designate any of those Real Properties that was properly designated an Excluded Property, until the 10% Initial Enterprise Value threshold is no longer equaled or exceeded, in which case such termination shall be rescinded.

provided, however, that no Party may terminate this Agreement pursuant to clauses (b) through (e) of this Section 9.1 if the basis for termination results from a material breach by such Party of any of its agreements or covenants contained in this Agreement, including any breach by Buyer of its obligations pursuant to Section 5.1.

9.2          Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of any of the Parties or their respective officers, directors or Affiliates arising from this Agreement, other than liability of Seller or Buyer, as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination; provided that the provisions of Section 6.7 with respect to Buyer’s indemnification obligations, this Section 9.2 and ARTICLE XI of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive the termination of this Agreement.  In determining losses or damages recoverable upon termination by a Party for the other Party’s breach, the Parties acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such Party (taking into consideration, in the case of Seller, other opportunities and the time value of money), which shall be deemed to be damages payable to such Party.  Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under this Agreement in lieu of terminating this Agreement pursuant to this ARTICLE IX, including the rights or remedies of the Parties under Section 11.10 of this Agreement.

ARTICLE X
TAX MATTERS

10.1        Preparation and Filing of Tax Returns; Payment of Taxes.

(a)           Buyer shall be responsible for the preparation and timely filing, in a manner consistent with past practices of the Company, of all Tax Returns of the Company for any Straddle Periods and Tax Returns that relate to a Pre-Closing Tax Period.  Buyer shall make all payments required with respect to any such Tax Returns and shall be responsible for the payment of all Taxes attributable to such periods; provided, however, that except to the extent such Taxes are taken into account in determining Final Closing Working Capital, Seller shall be responsible for such Taxes to the extent attributable to a Pre-Closing Tax Period (allocated as to Straddle Periods in accordance with Section 10.3) and shall promptly reimburse Buyer for the amount of any such Taxes paid by Buyer in connection with the filing of such Tax Returns.  If Seller may be liable under this Agreement for any Taxes due with respect to a Tax Return prepared by Buyer, Buyer shall submit such Tax Return and such additional information regarding such Tax Return as reasonably requested by Seller, to Seller for Seller’s review, comment and approval, such approval not to be unreasonably withheld, delayed or conditioned, at least 30 days prior to the due date of such Tax Return (including any applicable extensions) and Buyer shall revise such Tax Return to reflect any reasonable comments made by Seller prior to the filing of such Tax Return.

(b)           Buyer shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement.

10.2        Refunds.  Any Tax refund, credit or similar benefit (including any interest paid or credited by a Taxing Authority with respect thereto), net of applicable Taxes incurred by Buyer, the Company, or any Subsidiary thereof with respect to such refund, relating to a Pre-Closing Tax Period (a “Tax Refund”) shall be for the benefit of Seller.  Buyer shall pay or cause to be paid to Seller any such Tax Refund within 15 days of receipt of such Tax Refund or the filing of any Tax Return utilizing such Tax Refund (in the form of a credit or offset to Taxes otherwise payable), as the case may be.  The parties hereto agree that Tax Refunds for the portion of a Straddle Period ending on the Closing Date shall be determined using the methodologies set forth in Section 10.3.  Upon the request of the Seller, Buyer and its Affiliates shall, and shall cause the Company to promptly take all actions (including those actions reasonably requested by the Seller) to file for and obtain any Tax refund, credit or similar benefit that would give rise to a Tax Refund, to the extent the filing of such Tax Refund does not increase any Taxes owed in a Post-Closing Tax Period or Straddle Period.

10.3        Allocation of Taxes.  For purposes of determining the allocation of Taxes for a Straddle Period of the Company, the portion of any Taxes that are payable for such Straddle Period and relate to the portion of such Straddle Period ending on the Closing Date shall (a) in the case of ad valorem or property Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (b) in the case of any other Tax, be deemed equal to the amount which would be payable computed on a closing of the books basis as if the relevant taxable period ended as of the close of business on the Closing Date.

10.4        Cooperation on Tax Matters; Tax Audits.

(a)           Buyer and Seller and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which any such party could reasonably require the assistance of another such party in obtaining any necessary information.  Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Company illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession requested by the party filing such Tax Returns as is relevant to their preparation.  Such cooperation shall include promptly forwarding, within 15 calendar days of receipt or sending, copies of notices and forms or other communications received from or sent to any Taxing Authority which relate to the Company, and providing copies of any relevant Tax Returns to the extent related to the Company, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Taxing Authority, which are reasonably requested.  Buyer and Seller and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(b)           Seller shall have the right, at its own expense, to control the conduct of any Tax Audit for any Pre-Closing Tax Period with respect to the Company to the extent Seller could be required to make any payment in respect of such Taxes pursuant to Section 8.1 herein; provided that Seller shall keep Buyer informed regarding the progress and substantive aspects of such Tax Audit, Buyer shall be entitled at its expense to participate in such Tax Audit, and Seller shall not compromise or settle any such Tax Audit without obtaining Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  If Seller fails to notify Buyer in writing of its intent to control the conduct of any such Tax Audit within 30 days of receiving notice, then Buyer shall thereafter control the conduct of such Tax Audit and shall keep Seller informed regarding the progress and substantive aspects of such Tax Audit, Seller shall be entitled to participate in such Tax Audit at its own expense, and Buyer shall not compromise or settle any such Tax Audit without obtaining Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

10.5        Post-Closing Tax Actions.  Except as otherwise required by Law, Buyer shall not, without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed) cause or permit any of Buyer, its Affiliates or the Company (i) make any election or deemed election under Section 338 of the Code (or any analogous or similar rules in any relevant jurisdiction) for the Company, (ii) file or amend any Tax Return of the Company with respect to any Pre-Closing Tax Period, (iii) initiate any communication with any Taxing Authority regarding Taxes of the Company with respect to any Pre-Closing Tax Period, or (iv) engage in any transaction on the Closing Date that is outside the ordinary course of business (except for transactions contemplated by this Agreement), that may result in any increased Tax liability for which Seller would be required to provide indemnification pursuant to this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1        Press Releases and Announcements.  No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall, if practicable, have the right to review such press release or announcement prior to its publication).

11.2        No Third Party Beneficiaries.  Except as provided by applicable law or otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person (including any Business Employees) other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates; provided, however, that the provisions of Sections 6.7 and 6.14, ARTICLE VIII, ARTICLE X and Section 5.4 are intended for the benefit of the entities and individuals specified therein and their respective legal representatives, successors and assigns.

11.3        Action to be Taken by Affiliates.  The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.  Prior to the Closing, the Company will be deemed, for purposes of this Agreement, to be both an Affiliate and a Subsidiary of Seller and not of Buyer.  Following the Closing, the Company will be deemed, for purposes of this Agreement, to be both an Affiliate and a Subsidiary of Buyer and not of Seller.

11.4        Entire Agreement.  This Agreement, the documents to be executed in connection with the Closing and otherwise contemplated hereby, as well as the Confidentiality Agreement between Seller and Buyer dated April 9, 2014 (the “Confidentiality Agreement”), constitute the entire agreement by and between Buyer and Seller.  This Agreement supersedes any prior agreements or representations by or between Buyer and Seller, whether written or oral, with respect to the subject matter hereof (other than the Confidentiality Agreement).

11.5        Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party in its sole discretion; provided that Buyer may assign its right to purchase the Shares from Seller to one of its Affiliates without Seller’s consent; provided further that (i) Buyer will give prompt written notice to Seller of such assignment and (ii) no such assignment will relieve Buyer or Parent of any of its obligations hereunder.  Notwithstanding the foregoing such an assignment to an Affiliate may, prior to the release of Parent’s obligations pursuant to Section 11.18, discharge the liability of Buyer so long as the obligations of Parent hereunder continue in full force and effect in accordance with the terms hereof.

11.6        Counterparts and Signature.  This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party hereto and delivered to the other Party, it being understood that each Party need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

11.7        Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8        Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be delivered by hand, certified or registered mail (return receipt requested), email, facsimile or overnight courier service.  Any notice, request, demand, claim or other communication hereunder shall be deemed given: (i) at the time personally delivered if delivered by hand with receipt acknowledged; (ii) at the time received, if sent by certified or registered mail; (iii) upon issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error and confirmed telephonically, if sent by facsimile; and (iv) and the first Business Day after delivery to a courier service guaranteeing delivery within one business day, in each case to the intended recipient as set forth below:

If to Parent or Buyer:

Susser Petroleum Partners LP

4525 Ayers Street

Corpus Christi, Texas 78415

Attention:  Brad Williams

Email: bwilliams@sunocoinc.com

with a copy (which shall not constitute notice) to:

c/o MACS

1011 Boulder Springs Drive, Suite 100

Richmond, Virginia 23225

Attention: Thomas M. Terry, Esquire

Email: tterry@sunocoinc.com

with a copy (which will not constitute notice) to:

Kaufman & Canoles, P.C.

Two James Center

1021 East Cary Street, Suite 1400

Richmond, Virginia 23219

Attention:  Otto W. Konrad, Esquire

Email: owkonrad@kaufcan.com

If to Seller:

Henger BV Inc.

c/o Pacific Tiger Group Limited

19/F, Diamond Exchange Building

8-10 Duddell Street

Central, Hong Kong SAR

Attention  Ben Gourlay
Facsimile No.: +852 2677 7608

Email: ben.gourlay@tigergrp.hk

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California  90071-1560

Attention: Thomas Sadler, Esquire

Facsimile No.:  (213) 891-8116

Email: tom.sadler@lw.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.9        Governing Law; Dispute Resolution; Consent to Jurisdiction.

(a)           Governing Law.  The Parties agree that this Agreement and the transactions contemplated herein and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, will be governed by and construed in accordance with the laws of the State of Hawaii, without giving effect to its conflicts of law rules.

(b)           Arbitration.  Except as provided in Section 11.10, ARTICLE II or ARTICLE VI of this Agreement, the Parties agree that all Disputes shall be resolved in accordance with the following provisions:

(i)            After reasonable notice of such Dispute, the Parties shall, in good faith, use commercially reasonable efforts to resolve the Dispute by meeting and conferring.

(ii)           If the Parties are unable to resolve any Dispute by negotiation, pursuant to paragraph (b)(i), within twenty (20) Business Days after receipt of the written notice of Dispute, the Parties shall engage in a binding arbitration under the rules for commercial disputes, as promulgated by JAMS.  The Parties select arbitration using one arbitrator, to be either a retired JAMS judge or a disinterested attorney, as the sole forum for the resolution of any dispute between them.  Such arbitration will be the sole and exclusive manner of resolving any such Disputes, and the arbitrator shall have jurisdiction to determine the validity of this Agreement and agreement to arbitrate in addition to resolving any Disputes.  Any fees and costs incurred by or payable to the arbitrator shall be paid by the non-prevailing Party, as determined by arbitration.  The prevailing party or parties shall, in addition to such other relief as may be awarded, be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation, including those incurred in appellate proceedings, or establishing the right to indemnification.

(iii)          The arbitration of the Dispute shall be heard and the arbitrator shall issue his or her award within 180 Business Days from the appointment of the arbitrator.  The Parties shall use commercially reasonable efforts and take all necessary steps to ensure that the Dispute is resolved within the time period set forth in this paragraph.

(iv)          The arbitration of any Dispute shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.  The venue for arbitration shall be a JAMS office in Chicago, Illinois.  The arbitrator may make any interim order, decision, determination, or award he deems necessary to preserve the status quo until he is able to render a final order, decision, determination or award.  The determination by the arbitrator in such proceeding shall be appealable only in accordance with the rules specified in Section 11.9(b)(ii) above.  Judgment upon the award rendered by the arbitrator may be entered into by any court of competent jurisdiction.  The Parties acknowledge and agree that any such arbitrator has the sole and exclusive jurisdiction to interpret and enforce this Agreement and waive any and all objections as to personal jurisdiction or venue in any of such courts.

(v)           If prior to the appointment of an arbitrator any of the Parties desires to obtain a preliminary injunction, temporary restraining order or similar provisional judicial order or decree or otherwise exercise such Party’s rights pursuant to Section 11.10 of this Agreement, such Person may seek and obtain such order or decree from any court of competent jurisdiction, but the foregoing shall not limit or affect the application of this Section 11.9(b) to all other matters, including any other relief sought by either party with respect to the dispute or controversy giving rise to such judicial order or decree.

(c)           Consent to Jurisdiction.  Any Dispute which is permitted to be brought in court by the parties in accordance with Section 11.10 of this Agreement and any Dispute brought for the purpose of confirming, challenging or vacating any award rendered by an arbitrator in accordance with Section 11.9(b) and entering judgment thereon, shall be brought in any state or federal court of competent subject matter jurisdiction situated in Los Angeles County, California, and each of the Parties irrevocably submits to the jurisdiction of each such court in any such Dispute and waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum.  Each of the Parties irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 11.8 of this Agreement.

11.10      Enforcement.  The Parties agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity.  Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.  The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  To the extent any Party brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the Outside Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.

11.11      Amendments and Waivers.  The Parties may mutually amend or waive any provision of this Agreement at any time.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties.  No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.12      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or any arbiter of Disputes declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11.13      As Is Where Is; Release.

(a)           Without limiting Buyer’s other obligations or acknowledgments, and except for the representations and warranties contained in ARTICLE III of this Agreement and the specific covenants of Seller in ARTICLE VI of this Agreement, Buyer agrees that the Company and the assets (including the Properties) of the Company at Closing will be accepted by Buyer “AS-IS, WHERE-IS” and “WITH ALL FAULTS” (whether latent or patent).  Except as expressly provided in ARTICLE III of this Agreement and the specific covenants of Seller in ARTICLE VI of this Agreement, Seller disclaims any express or implied representation or warranty of any kind, including without limitation, any warranty of habitability, merchantability and/or fitness for a particular purpose concerning any of the Properties, the presence or absence of conditions on the Properties that could give rise to a claim for personal injury, property or natural resource damages, the presence of Hazardous Substances, on, under, originating or migrating from the Properties, the income or expense from or of the Properties, the condition of the UST Systems, fixtures, structures, and all other personal property, equipment and Dispensers, or the condition of any of the aforementioned.  Buyer acknowledges its responsibility to inspect the Company and its assets (including any Properties) for defects.  Buyer’s decision to purchase the Shares is based solely upon Buyer’s own examination, inspection and analysis of the Company.  As of the Closing, Buyer acknowledges that it has been given the opportunity to inspect the Company and to obtain satisfactory evidence of the condition of the Company’s assets from sources other than Seller and its agents and that Buyer has conducted such inspections and reviewed all matters determined by Buyer as necessary or appropriate in order to determine that the Company is suitable for Buyer’s intended use.

(b)           Buyer specifically acknowledges that the Properties have been used for commercial purposes, including the storage, distribution and marketing of Fuel, and that the environment, including but not limited to, the soil and sub-soil of the Properties and the soil, air, land, groundwater and water on, under, near or adjacent thereto and drains, sewers, pipes, water courses and water tables at, on, under or in the vicinity of the Properties may have been contaminated or impacted by Fuel or Hazardous Substances.  Except as otherwise provided in Section 3.2 or ARTICLE VI of this Agreement, Buyer expressly accepts and assumes all risks, whether known or unknown, associated with the foregoing.  Except as expressly provided in Section 3.2 of this Agreement, Seller makes no representation or warranty with respect to the compliance or noncompliance, as the case may be, of any of the Properties with any Environmental Law, and Buyer acknowledges that Seller makes no such representation or warranty.  Without limiting the foregoing, Buyer acknowledges that Seller makes (i) no representation or warranty, express or implied, that any storage tank, including but not limited to any UST System or above ground storage tank, or any other equipment is free of oil, nonmerchantable petroleum residue, water or Hazardous Substance; and (ii) no representation or warranty, express or implied, with reference to the present condition or state of repair or merchantability or fitness for a particular purpose or suitability for Buyer’s intended use (or for any use whatsoever) of any storage tank, including but not limited to, any UST System or above ground storage tank or equipment relating thereto.  Buyer understands and acknowledges that (i) any storage tank (including any UST System or above ground storage tank) and/or its related equipment may have or develop certain deficiencies, related but not limited to, the storage tank’s reliability factor; the storage tank’s wall strength; and the UST’s striker plate, if any, such that this may result in the storage tank’s buckling, creeping, deflecting, cracking, breaking, or failing and resulting in storage tank or line leaks; (ii) if any UST was manufactured during or prior to 1986, such UST may not be compatible with certain types of fuel, fuel additives or chemicals, including, but not limited to, ethanol or methyl-tertiary-butyl ether; and (iii) fiberglass USTs installed prior to 1981 have not been warranted by the manufacturer against internal corrosion when exposed to ethanol blended fuels and, as a result, tank operators should consult with manufacturers as to the suitability of said tanks prior to introduction of ethanol blended fuels.

(c)           Buyer acknowledges that the pipe, tanks, loading racks, pumps, motors, valves, fittings, miscellaneous equipment and facilities, and buildings associated with the Terminal Properties may contain inter alia asbestos in piping coating, undisplaced petroleum hydrocarbon products in lines, coats of lead-based paints, polychlorinated biphenyl in transformers or rectifiers, mercury in electrical switches, and naturally occurring radioactive material in various potential forms.  Buyer also expressly understands that special procedures may be required for the remediation, removal, transportation and disposal of these affixed or attached substances from the inside or outside of the piping, equipment or the Terminal Properties.  Notwithstanding any contrary provision or definition contained herein, in connection with these substances affixed to the inside or outside of the piping, equipment or the Terminal Properties, Buyer understands and acknowledges that on and after the Closing Date, Buyer will expressly assume all liability for or in connection with the future abandonment and removal of the tanks, equipment and other personal property included in the Terminal Properties and the assessment, remediation, removal, transportation and disposal of any such equipment and personal property and associated activities in accordance with all relevant rules, regulation and requirements of the applicable Governmental Entity.

(d)           As part of Buyer’s agreement to purchase the Shares and accept the Company “AS-IS, WHERE-IS,” and “WITH ALL FAULTS,” and not as a limitation on such agreement, Buyer hereby unconditionally and irrevocably waives any and all actual or potential claims or rights against the Seller-Related Parties arising out of the inaccuracy or incompleteness of any materials so furnished, arising out of any alleged duty of the Seller-Related Parties to acquire, seek or obtain such materials, arising out of or in connection with the environmental condition of any Property and any and all actual or potential claims or rights Buyer might have regarding any form of representation or warranty, express or implied, of any kind or type, relating to any Property other than in connection with those representations and warranties expressly contained in ARTICLE III of this Agreement.  Such waiver is absolute, complete, total and unlimited in any way.  Such waiver includes, but is not limited to, a waiver of express warranties, implied warranties, warranties of fitness for a particular use, warranties of merchantability, warranties of habitability, strict liability rights, and claims, liabilities, demands or causes of action of every kind and type, whether statutory, contractual or under tort principles, at law or in equity, including, but not limited to, claims regarding defects which might have been discoverable, claims regarding defects which were not or are not discoverable, product liability claims, product liability type claims, all other existing or later created or conceived strict liability or strict liability type claims and rights, and any and all claims relating to the environmental condition of any property.

11.14      Expenses.  Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.15      Construction.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:  (i) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (ii) “hereof,” “hereto,” “hereby,”

“herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time; (vii) references to a Person are also to its permitted successors and assigns; (viii) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (ix) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and (x) references to a law include any rules, regulations and delegated legislation issued thereunder.  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party.

11.16      Waiver of Jury Trial.  To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.

11.17      Incorporation of Exhibits and Schedules.  The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

11.18      Parent Guarantee.

(a)           Parent hereby fully, irrevocably and unconditionally guarantees to Seller and its successors and assigns the full, complete and timely compliance with, and performance of, any and all agreements, covenants, obligations and liabilities of Buyer under or arising out of this Agreement and any other agreement contemplated to be delivered by Buyer in connection herewith and the transactions contemplated hereby and thereby (collectively, the “Obligations”), including, without limitation, all payment obligations of Buyer arising in connection with this Agreement, in each case, when any of the same shall become due and payable.  Parent hereby acknowledges and agrees that the guarantee provided pursuant to this Section 11.18 constitutes an absolute, present, primary, continuing and unconditional guarantee of the performance, compliance and payment by Buyer of the Obligations when due under this Agreement and any other agreement entered into by Buyer in connection herewith and not of collection only and is in no way conditioned or contingent upon any attempt to enforce such performance, compliance or payment by a guaranteed party upon any other condition or contingency.  Parent hereby waives any right to require a proceeding first against Buyer.

(b)           Parent is a Delaware limited partnership, duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority to enter into this Agreement and to perform the obligations contemplated hereby.  The guarantee provided by Parent pursuant to this Section 11.18 is a legal, valid and binding obligation of Parent and enforceable against Parent in accordance with the terms of this Section 11.18.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

HENGER BV INC.

By:	/s/ Albert C. Kiely
Name: Albert C. Kiely
Title: Director

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

SUSSER PETROLEUM PROPERTY COMPANY LLC

By:	/s/ Robert W. Owens
	Name:	Robert W. Owens
	Title:	President and Chief Executive Officer

PARENT:

SUSSER PETROLEUM PARTNERS LP

By:	Susser Petroleum Partners GP LLC, its general partner

	By:	/s/ Robert W. Owens
	Name:	Robert W. Owens
	Title:	President and Chief Executive Officer